Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

AIRGAS, INC.,

HUDSON HOLDINGS, INC.

and

HUDSON TECHNOLOGIES, INC.

dated as of

August 9, 2017

i

ii

iii

iv

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of August 9, 2017, is entered into by and among AIRGAS, INC., a Delaware corporation (“Seller”), HUDSON HOLDINGS, INC., a Nevada corporation (“Buyer”), and HUDSON TECHNOLOGIES, INC., a New York corporation (“Buyer Parent”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $0.01, and preferred stock, par value $0.01 (individually and collectively, the “Shares”), of AIRGAS-REFRIGERANTS, INC., a Delaware corporation (the “Company”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

Article I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Accounting Principles” shall mean GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Acquired Company Audited Financial Statements” has the meaning set forth in Section 6.11.

“Acquired Company Financial Statements” has the meaning set forth in Section 6.11.

“Acquired Company Unaudited Financial Statements” has the meaning set forth in Section 6.11.

“Acquisition Agreements” has the meaning set forth in Section 4.09(a)(iii).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the term “Affiliate” with respect to Seller shall include L’Air Liquide, S.A., a société anonyme organized under the laws of France.

“Agreement” has the meaning set forth in the preamble.

“Alternate Financing” has the meaning set forth in Section 6.15(a).

“Annual Financial Statements” has the meaning set forth in Section 4.06.

“Balance Sheet” has the meaning set forth in Section 4.06.

“Balance Sheet Date” has the meaning set forth in Section 4.06.

“Benefit Plan” has the meaning set forth in Section 4.15(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 6.05(b).

“Buyer Disclosure Letter” means the letter, dated as of the date hereof, delivered by Buyer to Seller on the date of this Agreement and identified as the Buyer Disclosure Letter. To the extent any filings with Governmental Authorities are necessary, desirable, or incidental to the transactions contemplated by this Agreement and the other Transaction Documents, Seller shall not file or cause to be filed with any Governmental Authority the Buyer Disclosure Letter, or any portion thereof, without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned, or delayed.

“Buyer Termination Fee” has the meaning set forth in Section 8.02(b).

“Closing” has the meaning set forth in Section 2.04.

“Closing Adjustment” has the meaning set forth in Section 2.02(b).

“Closing Balance Sheet” has the meaning set forth in Section 2.02(c)(i).

“Closing Date” has the meaning set forth in Section 2.04.

“Closing Indebtedness” means all Indebtedness of the Company, determined as of the close of business on the day preceding the Closing Date, to the extent not extinguished, eliminated, removed or paid in connection with the Closing, expressed as a negative number.

“Closing R-22 Value Adjustment” has the meaning set forth in Section 2.02(c)(ii).

“Closing Statement” has the meaning set forth in Section 2.02(c).

“Closing Disposal Adjustment” has the meaning set forth in Section 2.02(c)(iii).

“Closing Working Capital” means (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the close of business on the day preceding the Closing Date. Set forth in Section 2.02(b) of the Seller Disclosure Letter is an example of the calculation of Closing Working Capital.

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“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Supply Agreement” has the meaning set forth in Section 6.18.

“Common Stock” has the meaning set forth in Section 4.03(a).

“Company” has the meaning set forth in the recitals.

“Company Continuing Employee” has the meaning set forth in Section 6.05(a).

“Company Intellectual Property” has the meaning set forth in Section 4.11(a).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 5, 2016, between Buyer and Seller.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Covered Products” means the following compounds when primarily used to cause a system to cool or refrigerate: chlorofluorocarbons, hydrofluorocarbons, hydrochlorofluorocarbons, and hydrofluoroolefins. For the avoidance of doubt, “Covered Products” shall not include Excluded Products.

“Covered Services” means the following services which shall not include the Excluded Services: (i) repackaging bulk virgin Covered Products; (ii) refrigerant services performed on site at a customer facility including (a) recovery of Covered Products from air conditioning and refrigeration systems, (b) decontamination of air conditioning and refrigeration systems, (c) processing of Covered Product including reclamation and recycling, and (d) leak detection performed on air conditioning and refrigeration systems; (iii) processing used Covered Products and resale of such products, including reclamation, separation and distillation of used Covered Products; and (iv) wholesale and distribution of Covered Products; (v) the retail sale, solicitation or distribution of Covered Products to customers who are customers of the Company at the time of the Closing as provided for in Section 1(a) of the Seller Disclosure Letter.

“Current Assets” means current assets determined in accordance with the Accounting Principles, including cash and cash equivalents, accounts receivable, Non-R-22 Inventory and prepaid expenses, but excluding (i) R-22 Inventory, (ii) Disposal Inventory, (iii) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (iv) receivables from any of the Company's Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, other than trade receivables from the Company’s Affiliates listed on Section 1(b) of the Seller Disclosure Letter, and (v) all inventory of the type “banked inventory”, in each case determined in accordance the Accounting Principles; and to the extent not set forth herein, as further adjusted in accordance with the categories provided in Section 2.02(b) of the Seller Disclosure Letter.

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“Current Liabilities” means current liabilities determined in accordance with the Accounting Principles, including accounts payable, accrued Taxes, accrued expenses, and cylinder deposits, but excluding (i) payables in an amount less than $25,000 individually that are disputed in good faith by the Company, (ii) payables to any of the Company's Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates (other than accrued payroll, bonuses, severance or deferred compensation), (iii) deferred Tax liabilities, and (iv) the current portion of long term Indebtedness, in each case determined in accordance with the Accounting Principles; and to the extent not set forth herein, as further adjusted in accordance with the categories provided in Section 2.02(b) of the Seller Disclosure Letter.

“Data Room” means the electronic documentation site established by IntraLinks, Inc. on behalf of Seller containing the documents set forth in the index included in Section 1.01(a) of the Seller Disclosure Letter.

“Debt Financing” has the meaning set forth in Section 5.05(a).

“Debt Financing Commitment” has the meaning set forth in Section 5.05(a).

“Deductible” has the meaning set forth in Section 7.04(a).

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disposal Adjustment” means the reasonable out-of-pocket costs to dispose of the Disposal Inventory, to the extent such costs exceed $50,000 in the aggregate.

“Disposal Inventory” means, (i) mixed or contaminated REC Inventory or Non-R-22 Inventory that cannot be reclaimed in an economically efficient manner or which cannot be reclaimed without creating a risk of damage to equipment or a risk of harm to employees, and (ii) cylinders, which as a result of their contents or condition, cannot be reused.

“Disputed Amounts” has the meaning set forth in Section 2.02(d)(iii).

“Electronics Industry” means the electronics, semiconductor, photovoltaics, flat panel or any similar or related industry.

“Employees” means those Persons employed by the Company immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, or other similar encumbrance or restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

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“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit or any revocation or expiration thereof.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

““ERISA Affiliate means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.02(b)(i).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.02(b)(i).

“Estimated Closing Statement” has the meaning set forth in Section 2.02(b).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.02(b)(i).

“Estimated R-22 Value Adjustment” has the meaning set forth in Section 2.02(b)(ii).

“Excluded Products” means any products or services that are not Covered Products.

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“Excluded Services” means: (i) any commercial activities which are not activities set forth in clauses (i)-(v) of the definition of “Covered Services”; (ii) commercial activities related to the Excluded Products for which the sale and distribution of Covered Products or Covered Services may be incidentally required and are of a de minimis amount; (iii) the stocking, selling and delivery of Covered Products or Covered Services to direct end-user customers (which may include customers of the Company) which are (A) in accordance with Seller’s regular business practices, in Seller’s possession on the Closing Date, or (B) purchased under the Commercial Supply Agreement; and (iv) the sale of Covered Products to the Electronics Industry or the Healthcare Industry, except to the extent such Covered Products are sold for use in applications to cause a system to cool or refrigerate.

“Filings” has the meaning set forth in Section 4.13(d).

“Financial Statements” has the meaning set forth in Section 4.06.

“Fraud” means a material misstatement in this Agreement or in the Seller Disclosure Letter made with the Knowledge of Seller with the intent to deceive the Buyer.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Healthcare Industry” means the healthcare, medical or other similar or related industry.

“HFC Inventory” means the Company’s inventory of R-404A, R-410A, R-507, and R-134A refrigerants.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, at any particular time, all of the following Liabilities of the Company: (a) all Liabilities for borrowed money; (b) all Liabilities evidenced by bonds, debentures, notes, or other similar instruments and all reimbursements or other Liabilities or obligations in respect of letters of credit, bankers acceptances or other financial products; (c) all Liabilities in respect of lease obligations classified as capitalized lease obligations in accordance with the Accounting Principles; (d) all due and unpaid Liabilities to pay the deferred purchase price of assets or services with respect to which the Company is liable, as obligor or otherwise (including under the Acquisition Agreements); (e) all Liabilities under conditional sale or other title retention Contracts; (f) all Liabilities with respect to vendor advances or any other advances made to the Company; (g) all Liabilities under any interest rate, currency or other hedging or swap Contract; (h) all Liabilities guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or with recourse) any obligation of any other Person that would constitute Indebtedness under any of clauses (a) and (g) above, if such Person was the Company or if secured by any Encumbrance on any assets of the Company; and (j) any accrued interest, fees, expenses or penalties that are due and payable in respect of any of the foregoing, including prepayment penalties, termination fees, reimbursements, indemnities, letters of credit and bankers’ acceptances and consent fees, “breakage” costs, “break fees” or similar payments or contractual charges. The term “Indebtedness” does not include any Liabilities included in the definition of “Current Liabilities” and taken into consideration in determining Closing Working Capital.

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“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.

“Independent Accountants” has the meaning set forth in Section 2.02(d)(iii).

“Initial Purchase” has the meaning set forth in Section 6.18.

“Intellectual Property” means any and all of the following, and all of the rights arising therefrom, in any jurisdiction: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) confidential and proprietary information, or non-public know-how, processes, designs, specifications, technology, trade secrets, formulations, compositions, manufacturing and production processes, technical data and information, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections; provided, however, that computer software licensed from third parties which is generally commercially available and not specific to the industry in which the Company operates is excluded from the term “Intellectual Property” as used in this Agreement.

“Interim Financial Statements” has the meaning set forth in Section 4.06.

“Knowledge of Seller or Seller's Knowledge” or any other similar knowledge qualification, means the actual knowledge of those Persons listed on Section 1.01(b) of the Seller Disclosure Letter, after inquiry of such Person’s direct reports, solely with respect to the subject matter(s) such direct reports would reasonably be expected to address in the ordinary course performance of his or her position with Seller or its Affiliates (including the Company) “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

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“Leases” has the meaning set forth in Section 4.10(b).

“Lenders” has the meaning set forth in Section 5.05(a).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever whether asserted or unasserted, known or unknown, absolute or contingent, accrued or not accrued, matured or unmatured or otherwise.

“Losses” means losses, damages, claims, Liabilities, costs and expenses, including reasonable attorneys’ fees, disbursements, charges, fines, Taxes, assessments, awards, judgments, settlements and deficiencies (including any interest, penalties and investigation, accounting and other reasonable out-of-pocket costs and expenses incurred in connection with the same), as well as any of the foregoing in connection with the enforcement of a party's right to be indemnified hereunder; provided, however, that Losses shall not include punitive, indirect, diminution in value, or consequential (including lost profits) damages that are imposed upon or otherwise incurred by an Indemnified Party, except in the case of punitive or consequential damages to the extent awarded to a third party by a court of competent jurisdiction in a Third-Party Claim.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Company as a whole following the Closing, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) seasonal conditions affecting the business of the Company; (iv) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest or currency exchange rates; (v) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (vi) any action required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer or its Affiliates; (vii) any announcement, publication, or filing covering the transactions contemplated by this Agreement and the other Transaction Documents; (viii) any matter disclosed in the Seller Disclosure Letter as of the date hereof; (ix) any changes in Laws or accounting rules (including GAAP) applicable to the Company or the enforcement, implementation or interpretation thereof; (x) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (xi) any natural or man-made disaster or acts of God; (xii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (xiii) that has been cured prior to giving rise to the right to terminate this Agreement under Article VIII; or (xiv) that results from the identity, actions, or efforts of the Buyer or its Affiliates; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v), (viii) or (x) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industry in which the Company conducts its business.

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“Material Contracts” has the meaning set forth in Section 4.09(a).

“Material Customers” has the meaning set forth in Section 4.19(c).

“Material Suppliers” has the meaning set forth in Section 4.19(c).

“Non-R-22 Inventory” means, as of any calculation date, all inventory of the Company, excluding R-22 Inventory, Disposal Inventory and all inventory of the type “banked inventory”.

“Outside Date” has the meaning set forth in Section 8.01(b)(i).

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.02(c).

“Pre-Closing Tax Period” has the meaning set forth in Section 9.03(a)(i).

“Preparing Party” has the meaning set forth in Section 9.03(a)(iii).

“Purchase Price” has the meaning set forth in Section 2.02(a).

“Real Property” means the real property owned, leased, or subleased by the Company, together with all buildings, structures and facilities located thereon, and together with all easements and other rights appurtenant thereto.

“REC Inventory” means inventory consisting of recovered unprocessed R-22 Refrigerant Gas that meets the 99.5% refrigerant purity threshold under Standard 700.

“Reclamation,” “Reclaim” or “Reclaimed” when used herein means to process refrigerant gases to conform to Standard 700.

“Registered IP” means all Intellectual Property that, as of the date of this Agreement, is registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights, registered domain names, registered mask works and registered trademarks and all applications for any of the foregoing.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

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“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Financial Information” has the meaning set forth in Section 6.11.

“Restricted Business” means the provision of Covered Services.

“Restricted Period” has the meaning set forth in Section 6.14(b).

“Reviewing Party” has the meaning set forth in Section 9.03(a)(iii).

“R-22 Inventory” means, as of any calculation date, the volume, measured in pounds, of (a) the Company’s salable R-22 Refrigerant Gas inventory, plus (b) the net volume after reclamation of salable REC Inventory, minus (to the extent included in the amounts described in (a) or (b) of this sentence) (c) the Company’s R-22 Refrigerant Gas held by the Company on behalf of its customers, referred to as “banked inventory”. R-22 Inventory shall not include any pounds of R-22 Refrigerant Gas contained in the inventory of the type “mixed gas inventory” or which does not meet the 99.5% refrigerant purity threshold under Standard 700.  As used in this definition, the term “salable” means R-22 Refrigerant Gas that conforms to Standard 700.

“R-22 Refrigerant Gas” means chlorodifluoromethane or monochlorodifluoromethane.

“R-22 Value Adjustment” means an amount that is equal to the product of the following: (a) $21.00; multiplied by, (b) (x) the amount in pounds of R-22 Inventory on the Closing Date, minus (y) 7,428,000 pounds.

“Section 338(h)(10) Election” has the meaning set forth in Section 9.01.

“Section 338(h)(10) Documents” has the meaning set forth in Section 9.01.

“Seller” has the meaning set forth in the preamble.

“Seller Disclosure Letter” means the letter, dated as of the date hereof, delivered by Seller to Buyer on the date of this Agreement and identified as the Seller Disclosure Letter. To the extent any filings with Governmental Authorities are necessary, desirable, or incidental to the transactions contemplated by this Agreement and the other Transaction Documents, Buyer shall not file or cause to be filed with any Governmental Authority the Seller Disclosure Letter, or any portion thereof, without the prior written consent of Seller, it being acknowledged and understood by the Buyer that the information contained therein contains confidential information about the Seller and the Company’s business and operations.

“Seller Fundamental Representations” has the meaning set forth in Section 7.01.

“Shares” has the meaning set forth in the recitals.

“Standard 700” shall mean Standard 700 of the Air-Conditioning, Heating and Refrigeration Institute in effect as of the calculation date.

“Statement of Objections” has the meaning set forth in Section 2.02(d)(ii).

“Straddle Period” has the meaning set forth in Section 9.03(a)(ii).

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“Target Working Capital” shall mean an amount equal to $29,000,000.00.

“Taxes” means all federal, state, local, foreign or other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed by any Governmental Authority, together with any interest, additions or penalties imposed by such Governmental Authority with respect thereto and any interest in respect of such additions or penalties, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person.

“Tax Dispute” has the meaning set forth in Section 9.03(a)(iii).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America, comprising the fifty states and the District of Columbia, but excluding its territories and the Commonwealth of Puerto Rico.

“Third-Party Claim” has the meaning set forth in Section 7.05(a).

“Transaction Documents” means this Agreement, the Transition Services Agreement and any other agreement, document, certificate and instrument being executed and delivered pursuant to this Agreement.

“Transfer Taxes” has the meaning set forth in Section 9.03(e).

“Transition Services Agreement” means the Transition Services Agreement by and between the Seller and the Buyer in form and substance mutually agreed by the Buyer and Seller on the date hereof.

“Undisputed Amounts” has the meaning set forth in Section 2.02(d)(iii).

“Union” has the meaning set forth in Section 4.09(a)(v).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Waste” means any unwanted, discarded or residual material or substance, whether solid, liquid or gaseous, including, without limitation, oils removed from refrigerant after reclamation and processing, used rags, molecular sieve, laboratory waste, paint and solvent waste, mixed or contaminated refrigerants which cannot be reclaimed in an economically efficient manner, un-reclaimable refrigerants, and cylinders that are not fit for reuse.

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Article II
Purchase and sale

Section 2.01       Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase, acquire, and accept from Seller, the Shares for the consideration specified in Section 2.02.

Section 2.02       Estimated Purchase Price; Purchase Price; Purchase Price Adjustment.

(a)               The aggregate purchase price for the Shares shall be $220,000,000.00, as adjusted pursuant to the Closing Adjustment (the “Estimated Purchase Price”), and as further adjusted pursuant to the Post-Closing Adjustment set forth in Section 2.02(b) and Section 2.02(c), respectively (the “Purchase Price”).

(b)               Closing Adjustment. At least five (5) Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”), certified by the Chief Financial Officer of Seller, which shall include:

(i)                 a good faith estimate of the Closing Balance Sheet of the Company as of the Closing Date, prepared in accordance with the Accounting Principles (the “Estimated Closing Balance Sheet”), which shall set forth an estimate of Closing Working Capital (the “Estimated Closing Working Capital”) and an estimate of Closing Indebtedness (“Estimated Closing Indebtedness”); and

(ii)              an estimate of the R-22 Inventory as of the Closing Date and a calculation of the R-22 Value Adjustment (the “Estimated R-22 Value Adjustment”).

The “Closing Adjustment” shall be an amount equal to (A) the Estimated Closing Working Capital, minus the Target Working Capital, plus (B) Estimated Closing Indebtedness, plus (C) the Estimated R-22 Value Adjustment, minus (D) $800,000, which is a credit to Buyer for the items described in paragraph 3(h) of Section 4.14(a) of the Seller Disclosure Letter and, following the Closing, Seller and its Affiliates shall have no further obligation or liability with respect to such matters. If the Closing Adjustment is a positive number, the Estimated Purchase Price shall be increased by an amount equal to the Closing Adjustment. If the Closing Adjustment is a negative number, the Estimated Purchase Price shall be decreased by an amount equal to the Closing Adjustment.

(c)               Post-Closing Adjustment. Within 180 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”), certified by the Chief Financial Officer of Buyer, which shall include:

(i)                 a balance sheet of the Company as of the Closing Date, prepared in accordance with the Accounting Principles (the “Closing Balance Sheet”), which shall set forth Buyer’s calculation of Closing Working Capital and Closing Indebtedness;

(ii)              the R-22 Inventory as of the Closing Date and a calculation of the R-22 Value Adjustment (the “Closing R-22 Value Adjustment”); and

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(iii)            the Disposal Inventory as of the Closing Date and a calculation of the Disposal Adjustment (the “Closing Disposal Adjustment”).

The “Post-Closing Adjustment” shall be an amount equal to: (A) the Closing Working Capital, minus the Estimated Closing Working Capital, plus (B) the Closing Indebtedness, minus the Estimated Closing Indebtedness, plus (C) the Closing R-22 Value Adjustment, minus the Estimated R-22 Value Adjustment, minus (D) the Closing Disposal Adjustment. If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment.

(d)               Examination and Review.

(i)                 Examination. After receipt of the Closing Statement, Seller shall have 45 days (the “Review Period”) to review the Closing Statement. During the Review Period, Seller and Seller's accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that they relate to the Closing Statement and to such historical financial information of the Company (to the extent in Buyer's possession) relating to the Closing Statement as Seller may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, that (x) such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company and (y) that Buyer’s accountants shall not be obligated to make any work papers available to Seller unless and until Seller has signed a customary confidentiality agreement relating to access to work papers in form and substance reasonably acceptable to Buyer’s accountants.

(ii)              Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Statement by delivering to Buyer a written statement setting forth Seller's objections in reasonable detail, indicating each disputed item or amount and the basis for Seller's disagreement therewith or a statement that the requisite amount of R-22 Inventory as reflected in the Closing Statement is inaccurate or otherwise does not trigger the application of the Post-Closing Adjustment (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii)            Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the applicable office of RSM US LLP or, if such firm is unable to serve, Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Buyer’s accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties, and their decision for each Disputed Amount must be within the range of values assigned to each such item reflected in the Closing Statement and the Statement of Objections, respectively.

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(iv)             Fees of the Independent Accountants. The fees and expenses of the Independent Accountant shall be shared equally by Seller and Buyer.

(v)               Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(e)               Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within ten Business Days of acceptance of the applicable Closing Statement or (y) if there are Disputed Amounts, then within ten Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be. The amount of any Post-Closing Adjustment shall bear no interest.

(f)                Adjustments for Tax Purposes. Any payments made pursuant to Section 2.02(e) shall be treated as an adjustment to the Estimated Purchase Price by the parties for Tax purposes, unless otherwise required by Law. The Parties should work in good faith to revise the Internal Revenue Service (“IRS”) Form 8883 if it has not yet been filed, or to amend the IRS Form 8883 if it has.

Section 2.03       Transactions to be Effected at the Closing.

(a)               At the Closing, Buyer shall deliver to Seller:

(i)                 the Estimated Purchase Price by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer; and

(ii)              all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 3.03 of this Agreement.

(b)               At the Closing, Seller shall deliver to Buyer:

(i)                 stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto; and

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(ii)              all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 3.02 of this Agreement.

Section 2.04       Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held remotely via the exchange of documents and signatures, no later than two Business Days after the last of the conditions to Closing set forth in Article III have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing actually takes place being the “Closing Date”).

Section 2.05       Withholding Tax. Buyer and the Company shall, upon reasonable prior notice and after reasonable consultation with Seller, be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law (upon reasonable advice of counsel). All such withheld amounts shall be treated as delivered to Seller hereunder when actually remitted to the applicable Taxing authority

Article III
Conditions to Closing

Section 3.01       Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)               The filings of Buyer and Seller pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)               No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order or Law, as the case may be, which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting the sale of the Shares, the consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 3.02       Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a)               (i) the representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.03, Section 4.05(a)(i), Section 4.05(a)(ii), Section 4.05(b) and Section 4.19(a)(i) shall be true and correct in all material respects (without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) on and as of the Closing Date with the same effect as though made at and as of such date, and (ii) the other representations and warranties of Seller contained in Article IV shall be true and correct on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of such representations shall be determined only as of that specified date), except for such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (without giving effect to any qualification as to materiality or Material Adverse Effect contained therein).

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(b)               Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)               Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 3.02(a) and Section 3.02(b) have been satisfied.

(d)               Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect.

(e)               Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the other documents to be delivered hereunder.

(f)                Seller shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(g)               Seller shall have delivered, or caused to be delivered, to Buyer executed counterparts of this Agreement and each other Transaction Document to which Seller or any of its Affiliates is a party, duly executed by Seller and/or the applicable Affiliate.

(h)               Seller shall have caused all payment obligations of the Company under the Acquisition Agreements that are due and payable as of immediately prior to the Closing to be paid in full, at or prior to the Closing.

(i)                 Seller shall have caused the Company to assign to Seller (x) the existing Lease Agreement dated September 29, 2003, as amended and the Sublease Agreement dated May 12, 2015 for the Real Property located in Garland, Texas, and (y) and the lease and any amendments or subleases for the Real Property located in Pascagoula, Mississippi, and Seller shall have assumed all related Liabilities for use thereunder and thereof, at or prior to the Closing.

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(j)                 Seller shall have caused the Acquired Company Audited Financial Statements to be delivered to Buyer, at or prior to Closing, in accordance with Section 6.11.

(k)               Buyer shall have received the Debt Financing on the terms provided for in the Debt Financing Commitment or any Alternate Financing, as contemplated by Section 6.15.

Section 3.03       Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:

(a)               The representations and warranties of Buyer contained in Article V shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)               Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)               Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 3.03(a) and Section 3.03(b) have been satisfied.

(d)               Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect.

(e)               Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.

(f)                Buyer shall have delivered to Seller cash in an amount equal to the Estimated Purchase Price by wire transfer in immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by Seller in a written notice to Buyer.

(g)               Buyer shall have delivered, or caused to be delivered, to Seller executed counterparts of this Agreement and each other Transaction Document to which Buyer or any of its Affiliates is a party, duly executed by Buyer and/or the applicable Affiliate.

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Article IV
Representations and warranties of seller

Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof. Any information set forth in the Seller Disclosure Letter shall be deemed disclosed for any section of this Article IV to the extent the applicability of the information disclosed is readily apparent.

Section 4.01       Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Seller has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02       Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. All corporate actions taken by the Seller in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

Section 4.03       Capitalization.

(a)               The authorized capital stock of the Company consists of: (i) 1,000 shares of common stock, par value $0.01 (the “Common Stock”), of which 100 shares are issued and outstanding; and (ii) 1,000 shares of preferred stock, par value $0.01 (the “Preferred Stock”), of which 100 shares are issued and outstanding. The Common Stock and the Preferred Stock constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of (x) any agreement, arrangement or commitment to which Seller or the Company is or was a party or (y) any preemptive or similar rights of any Person.

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(b)               There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 4.04       No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 4.05       Consents.

(a)               The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (i) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Seller or the Company; (ii) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; (iii) except as set forth in Section 4.05 of the Seller Disclosure Letter, require the consent, notice or other action by any Person under, conflict with, result in a material violation or breach of, constitute a material default under or result in the acceleration of any Material Contract or any material Permit affecting the properties, assets or business of the Company; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company.

(b)               No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or other third party is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and as set forth in Section 4.05 of the Seller Disclosure Letter.

Section 4.06       Financial Statements. Copies of the Company's unaudited financial statements, consisting of the balance sheets of the Company as of March 31, 2015, March 31, 2016, and December 31, 2016, and the related statements of income and cash flow for the years, and in the case of the December 31, 2016 statement of income and cash flow, the nine-month period, then ended, together with all notes and schedules thereto required under the Accounting Principles (the “Annual Financial Statements”), unaudited financial statements consisting of the balance sheet of the Company as of March 31, 2017, and the related statement of income and cash flow for the three-month period then ended, together with all notes and schedules thereto required under the Accounting Principles (the “Interim Financial Statements”, and together with the Annual Financial Statements, the “Financial Statements”) are set forth in Section 4.06(i) of the Seller Disclosure Letter. The Financial Statements have been prepared in accordance with the Accounting Principles, subject to normal and recurring year-end adjustments. The Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations and cash flows of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. To Seller’s Knowledge, the Acquired Company Audited Financial Statements, when delivered in accordance with Section 6.11 below, will not reflect assets, liabilities or results of operations that are materially and adversely different from the respective amounts set forth in the Financial Statements. Section 4.06(ii) of the Seller Disclosure Letter sets forth all Indebtedness of the Company as of the date of this Agreement. Seller has delivered to Buyer management-prepared statements of profits and loss and balance sheets for the months ended April 30, 2017, May 31, 2017, and June 30, 2017, which statements were prepared consistently in all material respects with the Company’s historical internal accounting practices for monthly financial information, except for the elimination of Seller’s push-down accounting. The Acquired Company Unaudited Financial Statements (as defined in Section 6.11 below), when delivered, shall be prepared in accordance with the Accounting Principles, subject to normal and recurring year-end adjustments. The Acquired Company Unaudited Financial Statements shall fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations and cash flows of the Company for the periods indicated.

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Section 4.07       Undisclosed Liabilities. The Company has no Liabilities of a type required to be reflected on a balance sheet prepared in accordance with GAAP as of the date hereof, except (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; (ii) those set forth in Section 4.07 of the Seller Disclosure Letter; and (iii) Liabilities that have been incurred in the ordinary course of business since the Balance Sheet Date which are not, individually or in the aggregate, material in amount. None of the representations and warranties contained in Section 4.07 shall be deemed to relate to environmental matters (which are governed by Section 4.14) or Tax matters (which are governed by Article IX and Section 4.17).

Section 4.08       Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth in Section 4.08 of the Seller Disclosure Letter, from the Balance Sheet Date until the date of this Agreement, the Company has conducted its business only in the ordinary course of business consistent with past custom and practice, and the Company has not:

(a)   had an event, occurrence or development that has had a Material Adverse Effect;

(b)   discharged or satisfied any material Encumbrance or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business consistent with past custom and practice, or canceled, compromised, waived or released any material right or claim;

(c)   sold, leased, assigned, licensed or transferred any of its material assets or portion thereof (other than sales of inventory in the ordinary course of business or sales of obsolete assets) or mortgaged, pledged or subjected them to any Encumbrance, except for Permitted Encumbrances;

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(d)   made, granted or promised any bonus or any material wage or salary increase to any employee, officer or director, except as required by any written agreements, or made, granted or promised any other change in employment terms for any employee, officer or director, other than wage increases and benefit plan adjustments in the ordinary course of business consistent with past custom and practice; or adopted, modified or terminated any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral; or hired or promoted any person as or to (as the case may be) the position of senior vice president or more senior;

(e)   made any material capital expenditures or commitments therefor in excess of $100,000;

(f)    suffered any extraordinary loss, damage, destruction or casualty loss or waived any rights to receive money or property having a value in excess of $500,000, whether or not covered by insurance;

(g)   borrowed any amount or incurred, assumed or became subject to any material liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business consistent with past custom and practice or borrowings from banks (or similar financial institutions) necessary to meet ordinary working capital requirements;

(h)   created, incurred, assumed or guaranteed any Indebtedness either involving more than $500,000 or outside the ordinary course of business consistent with past custom and practice except for borrowings from banks (or similar financial institutions) necessary to meet ordinary working capital requirements;

(i)     amended or authorized the amendment of its articles of incorporation or bylaws;

(j)     made any capital investment in, or any loan to, any other Person other than the advance of expenses in the ordinary course of business;

(k)   entered into a new line of business or abandoned or discontinued any existing line of business;

(l)     adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(m) purchased, leased or otherwise acquired the right to own, use or lease any property or assets for an amount in excess of $250,000, individually (in the case of a lease, per annum) or in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory in the ordinary course of business consistent with past custom and practice;

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(n)   acquired by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(o)   taken any action to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, taken any action, omitted to take any action or entered into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Company in respect of any post-Closing Tax period;

(p)   issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock, or split, combined or reclassified any shares of its capital stock;

(q)   made a material change in any method of accounting or accounting practice of the Company, except as required by GAAP, made a material change in the Company's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits; or

(r)    committed or agreed to any of the foregoing.

Section 4.09       Material Contracts.

(a)               Section 4.09(a) of the Seller Disclosure Letter lists each of the following contracts and other agreements of the Company (together with all Leases listed in Section 4.10(b) of the Seller Disclosure Letter, collectively, the “Material Contracts”):

(i)                 each agreement of the Company involving aggregate consideration in excess of $250,000 that requires performance by any party more than one year from the date hereof, which cannot be cancelled by the Company without penalty or without more than 90 days' notice;

(ii)              all agreements that relate to the sale of any of the Company's assets, other than in the ordinary course of business, for consideration in excess of $500,000;

(iii)            all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $500,000 (the “Acquisition Agreements”);

(iv)             except for agreements relating to trade receivables, all agreements relating to Indebtedness of the Company, in each case having an outstanding principal amount in excess of $500,000;

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(v)               all collective bargaining agreements or agreements with any labor organization, union, works council or association (a “Union”) to which the Company is a party;

(vi)             (x) all Contracts with any United States federal Governmental Authority to which the Company is a party, (y) all Contracts with other Governmental Authorities for the performance of services described in Subsection (ii) of the definition of “Covered Services”, and (z) all Contracts with other Governmental Authorities for consideration in excess of $250,000;

(vii)          all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time; and

(viii)        any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company.

(b)               Except as disclosed on Section 4.09(b) to the Seller Disclosure Letter: (i) to the Seller’s Knowledge, no Material Contract or Lease set forth on Section 4.09(a) or Section 4.10(b) to the Seller Disclosure Letter has been breached in any material respect or canceled by the other party that has not been cured, waived or reinstated; (ii) the Company is not in breach of or default under (and is not in receipt of any written claim of breach of or default under) any such contract, agreement or arrangement; (iii) to the Seller’s Knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a material breach or default under any such Contract or Lease.  Each Lease and each Contract that is listed on Section 4.09(a) or Section 4.10(b) to the Seller Disclosure Letter is valid, binding and enforceable against the Company and, to the Seller’s Knowledge, each other party thereto, in accordance with its terms and is in full force and effect. Without limiting the generality of the foregoing, neither the Company nor Seller nor, to the Company’s Knowledge, any other party thereto, is in breach of or default under any Acquisition Agreement with respect to any remaining obligations thereunder. Complete and correct copies of each contract, agreement and arrangement that is listed on Section 4.09(a) or Section 4.10(b) to the Seller Disclosure Letter (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer in the Data Room.

Section 4.10       Title to, Condition and Sufficiency of Assets; Real Property.

(a)               The Company has good and valid (and, in the case of owned Real Property, fee simple and marketable) title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Annual Financial Statements or acquired after the Balance Sheet Date, other than the tangible personal property sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. All such properties and assets are free and clear of Encumbrances as of the date hereof except for the following (collectively referred to as “Permitted Encumbrances”):

(i)                 those items set forth in Section 4.10(a) of the Seller Disclosure Letter;

(ii)              liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures, in accordance with all applicable Laws;

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(iii)            mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business and consistent with past custom and practice and which do not represent an amount, in the aggregate, in excess of $250,000 (and all mechanics, carriers', workmen's, repairmen's or similar liens of which Seller has Knowledge, or that are recorded or filed in the applicable land records for any Real Property, are set forth in Section 4.10(a) of the Seller Disclosure Letter);

(iv)             easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property, that are recorded or filed in the applicable land records for any Real Property and which are not, individually or in the aggregate, material to the business of the Company; or

(v)               other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past custom and practice and which are not, individually or in the aggregate, material to the business of the Company.

(b)               Section 4.10(b) of the Seller Disclosure Letter lists: (i) the street address of each parcel of owned Real Property; and (ii) the street address of each parcel of leased Real Property, and a list, as of the date of this Agreement, of all leases (including all amendments and modifications thereto) pursuant to which the Company occupies each such parcel of leased Real Property (the “Leases”), including the identification of the lessee and lessor thereunder.

(c)               Except as set forth in Section 4.10(c) of the Seller Disclosure Letter, the buildings, plants, structures, fixtures and equipment of the Company are structurally sound, are in reasonable operating condition and repair, subject routine or ordinary course maintenance, and are adequate in all material respects for the uses to which they are being put. The buildings, plants, structures, fixtures, equipment and other items of tangible personal property currently owned, leased or utilized by the Company, together with all other properties and assets of the Company, are sufficient in all material respects for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

(d)               All of the books and records of the Company necessary to conduct the business of the Company from and after the Closing Date are, or will be as of the Closing Date, in the possession of the Company (except for such copies of such books and records as are permitted to be in the possession of Seller or its Affiliates pursuant to this Agreement), or will be provided the Company or Buyer pursuant to the Transition Services Agreement or in accordance with Section 6.02(b).

(e)               The Company’s use and operation of the Real Property are in material compliance with all Leases and any and all covenants, conditions, restrictions, and easements which affect the Real Property, if and as applicable. There are no Persons other than the Company in possession of any part of the Real Property, whether as tenants, subtenants or otherwise. There are no condemnation, environmental, zoning or other land-use regulation proceedings, either instituted, or to Seller’s Knowledge, planned to be instituted, which would materially and detrimentally affect the use or operation of the Real Property, nor has Seller received notice of any special assessment proceedings affecting the Real Property.

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Section 4.11       Intellectual Property.

(a)               Section 4.11(a) of the Seller Disclosure Letter lists all Registered IP that is owned by the Company or material Intellectual Property used in the Company’s refrigerant business (the “Company Intellectual Property”).

(b)               Except as set forth in Section 4.11(b) of the Seller Disclosure Letter, to Seller’s Knowledge, (i) the Company Intellectual Property as currently licensed or used by the Company, and the Company's conduct of its business as currently conducted, do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person, and (ii) no Person is infringing, misappropriating or otherwise violating any Intellectual Property rights of Seller or the Company used in the conduct of the Company’s business. Neither Seller nor the Company received any claim alleging any such infringement or misappropriation (including any claim that Seller or the Company must license or refrain from using any intellectual property rights of any Person).

(c)               Seller or the Company owns and possesses or has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission, all Intellectual Property necessary for the operation of the business of the Company as presently conducted. Each item of Intellectual Property owned or used by Seller or the Company in the business of the Company immediately prior to the Closing hereunder will be owned or available for use by Buyer immediately following the Closing. Each of Seller and the Company has taken all reasonably necessary action to maintain and protect each item of Intellectual Property that each owns or uses in the business of the Company. Seller has delivered to or made available to Buyer in the Data Room correct and complete copies of all Registered IP. With respect to each item of Registered IP required to be identified in Section 4.11(a) of the Seller Disclosure Letter, Seller and the Company each represent and warrant to the Buyer that:

(i)                 each item is currently enforceable and in full force and effect;

(ii)              the Company owns and possesses all right, title, and interest in and to the item, free and clear of any Encumbrance, license, or other restriction or limitation regarding use or disclosure;

(iii)            the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iv)             no claim is pending or, to the Knowledge of Seller or the Company, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item;

(v)               neither the Company nor Seller has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

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(vi)             no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company or Seller, including a failure by the Company or Seller to pay any required maintenance fees).

Section 4.12       Legal Proceedings; Governmental Orders.

(a)               Except as set forth in Section 4.12(a) of the Seller Disclosure Letter, there are no material actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company) as of the date hereof.

(b)               Except as set forth in Section 4.12(b) of the Seller Disclosure Letter, there are no outstanding Governmental Orders and no material unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets as of the date hereof.

(c)               None of Seller, the Company or the Company’s President, Senior Vice President – Sales, Division Vice President of Finance, or the Company’s directors or officers: (i) is presently debarred, suspended, proposed for debarment, or declared ineligible for the award of contracts by any Governmental Authority; (ii) has at any time since January 1, 2014 been convicted of or had a civil judgment rendered against it for: (A) commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a Contract or subcontract with any Governmental Authority; (B) violation of antitrust Laws relating to the submission of offers for Contracts with Governmental Authorities; or (C) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, or receiving stolen property; and (iii) is presently indicted for, or otherwise criminally or civilly charged by a Governmental Authority with, commission of any of these offenses enumerated in clause (B) above. Without limiting the generality of the foregoing, the Company has not, at any time since January 1, 2014, had one or more Contracts terminated by any Governmental Authority for breach or default by the Company or any of its Representatives.

Section 4.13       Compliance With Laws; Permits.

(a)               Except as set forth in Section 4.13(a) of the Seller Disclosure Letter, the Company is in compliance in all material respects with all Laws applicable to it or its business, properties or assets as of the date hereof.

(b)               All material Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect as of the date hereof.

(c)               None of the representations and warranties contained in Section 4.13 shall be deemed to relate to environmental matters (which are governed by Section 4.14), employee benefits matters (which are governed by Section 4.15), employment matters (which are governed by Section 4.16) or tax matters (which are governed by Article IX and Section 4.17).

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(d)               Since January 1, 2012; (i) each of the Company or, as it primarily relates to the business of the Company, Seller and its Affiliates (other than the Company) has timely filed all material notices, reports, submissions or other filings (including with the Occupational Health and Safety Administration and United States Department of Transportation) that it was required to file with any Governmental Authority under applicable Laws (the “Filings”) and no deficiencies have been asserted by any Governmental Authority with respect to the Filings that have not been remedied prior to the date of this Agreement. Without limiting the generality of the foregoing, the Company has, on or prior to the date hereof, timely made all material applicable Filings with respect to calendar year 2016. Seller has made available to Buyer in the Data Room true, complete and correct copies of all Filings made during the five (5) year period preceding the date hereof.

Section 4.14       Environmental Matters.

(a)               Except as set forth in Section 4.14(a) of the Seller Disclosure Letter, the Company is and since January 1, 2012 has been in material compliance with the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, and the Emergency Planning and Community Right-to-Know Act and State laws of comparable effect, including, but not limited to, the Georgia Hazardous Response Act, O.C.G.A. §§ 12-8-90 et seq., the Georgia Hazardous Waste Management Act, O.C.G.A. §§ 12-8-60 et seq., the Georgia Underground Storage Tank Act, O.C.G.A. §§ 12-13-1 et seq.,  Article 27 of the New York Environmental Conservation Law, and Article 17, Title 10 of the New York Environmental Conservation Law and regulations promulgated pursuant to such federal and state laws. Except as set forth in Section 4.14(a) of the Seller Disclosure Letter and except for the Environmental Laws referenced in the previous sentence, to Seller’s Knowledge, the Company is and since January 1, 2012 has been in material compliance with all Environmental Laws. Except as set forth in Section 4.14(a) of the Seller Disclosure Letter, the Company has not, and the Seller has not, received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. To the Seller’s Knowledge, the Company is not subject to any threatened Environmental Claim.

(b)               Except as set forth in Section 4.14(a) of the Seller Disclosure Letter, the Company has obtained and is in material compliance with, and since January 1, 2012, has materially complied with, all Environmental Permits (each of which that is currently in effect is disclosed in Section 4.14(b) of the Seller Disclosure Letter) necessary for the ownership, lease, operation or use of the business or assets of the Company. All such Environmental Permits are in the name of the Company and are in full force and effect, with all necessary applications for renewal thereof having been timely filed.

(c)               Except as set forth in Section 4.14(c) of the Seller Disclosure Letter, (A) with respect to any Real Property currently owned, operated or leased by the Company, there has been no material Release of Hazardous Materials in contravention of Environmental Laws during the Seller’s ownership of the Company with respect to any such Real Property; and (B) with respect to any Real Property currently owned, operated or leased by the Company, neither the Company nor Seller has received an Environmental Notice that any Real Property currently owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property), has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against Seller or the Company, or a violation of Environmental Laws or termination of any Environmental Permit in the name of Seller or the Company. Except as set forth in Section 4.14(c) of the Seller Disclosure Letter, to Seller’s Knowledge, there are no actions, activities, circumstances or conditions with respect to the operation of the Company or the Real Property that would reasonably be expected to result in a violation of Environmental Law or form the basis of an Environmental Claim or Environmental Notice. Except as set forth in Section 4.14(c) of the Seller Disclosure Letter, any and all materials, substances, chemicals, Waste or other matter disposed of by the Company was done in material compliance with all applicable Environmental Laws and Environmental Permits.

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(d)               Seller has previously made available to Buyer in the Data Room or otherwise all material environmental reports, studies, audits, records, sampling data, site assessments and other similar material documents with respect to the business or assets of the Company or any currently owned, operated or leased Real Property which are in the possession or control of the Seller or Company.

(e)               Except as set forth in Section 4.14(e) of the Seller Disclosure Letter, none of the following exists on any Real Property: underground storage tanks, asbestos-containing material in any form or condition, materials or equipment containing polychlorinated biphenyls, landfills, or other Hazardous Materials other than those used in the Company’s ordinary course of business in material compliance with all Environmental Laws and Environmental Permits.

(f)                The representations and warranties set forth in this Section 4.14 are the Seller’s sole and exclusive representations and warranties regarding environmental matters and no other provisions hereof shall be deemed to constitute a representation or warranty regarding such matters.

Section 4.15       Employee Benefit Matters.

(a)               Section 4.15(a) of the Seller Disclosure Letter contains a list of each employee benefit plan as defined in Section 3(3) of ERISA and all other benefit, retirement, employment, consulting, compensation, deferred compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, currently in effect and covering one or more current or former Employees, directors, officers or independent contractors of the Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company or any ERISA Affiliate has any material liability (as listed on Section 4.15(a) of the Seller Disclosure Letter, each, a “Benefit Plan”).

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(b)               No Benefit Plan, nor any retirement benefit plan to which any ERISA Affiliate contributes is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate has ever contributed to any “multi-employer plan” (as defined in Section 3(37) of ERISA). None of Seller, the Company or any ERISA Affiliate: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which would give rise to a liability of the Company or Buyer under Section 4069 or Section 4212(c) of ERISA.

(c)               Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(d)               There is no pending or, to Seller's Knowledge, threatened action relating to a Benefit Plan. No Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(e)               Except as set forth in Section 4.15(e) of the Seller Disclosure Letter, no Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(f)                The Company is in compliance in all material respects with the provisions of ERISA, the Code and all other Laws applicable to the Benefits Plans. Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws, including applicable coverage and non-discrimination requirements. The Company has timely made all contributions with respect to the Benefit Plans, including timely deposit of employee contributions.

(g)               All Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Code Section 401(a) now meet, and at all times since their inception have met, the requirements for such qualification, and the related trusts are, and at all times since their inception have been, exempt from taxation under Code Section 501(a), and, to the Knowledge of Seller, no fact or set of circumstances has adversely affected, nor is reasonably likely to adversely affect, the qualification of the Benefit Plans prior to the Closing. Each such Benefit Plan has received a favorable, current IRS determination letter or is entitled to rely on current IRS opinion letters to the prototype sponsor, if the plan is a prototype plan.

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(h)               No Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) or any related agreement or arrangement has been administered or documented in a manner that would reasonably be likely to cause Buyer, the Company or any service provider of the Company to incur any material liability under Section 409A of the Code and the final regulations and other guidance issued thereunder. No service provider who currently provides or formerly provided services to the Company is entitled to any gross-up or reimbursement for any taxes imposed under Section 409A of the Code.

(i)                 The Company and its Benefit Plans are in material compliance with all applicable provisions of the Patient Protection and Affordable Care Act, including the Form 1094/1095 reporting provisions.

Section 4.16       Employment Matters.

(a)               Except as set forth in Section 4.16(a) of the Seller Disclosure Letter, the Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees and, to Seller’s Knowledge, is not, and has not been since December 31, 2012, the target of a Union organizing drive or named as a respondent in connection with an unfair labor practice charge or other proceeding before the National Labor Relations Board. Except as set forth in Section 4.16(a) of the Seller Disclosure Letter, since December 31, 2016, there has not been, nor, to Seller's Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

(b)               The Company is, and has been since July 30, 2014, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees or former employees of the Company, including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Equal Pay Act, the Family Medical Leave Act, and analogous provisions of state and local law. Except as set forth in Section 4.16(b) of the Seller Disclosure Letter, there are no material actions, suits, claims, charges, investigations, audits or other material legal proceedings against the Company pending, or to the Seller's Knowledge, threatened to be brought or filed, by, with, or initiated on the part of any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Company as of the date hereof, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, wrongful discharge, whistleblowing, equal pay or any other employment related matter arising under applicable Laws.

(c)               Section 4.16(c) of the Seller Disclosure Letter sets forth a true and correct list of all employees of the Company as of May 31, 2017, identified by name, title, employee number, geographic location, and status (e.g., leased, disability, temporary, part-time, etc.), compensation (whether salary or hourly rate), participation and eligibility in Benefit Plans with detail as to accruals and vesting thereunder, and any amounts which would become due and payable to such employee as described in Section 4.15(e).

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Section 4.17       Taxes.

(a)               As of the date hereof, except as set forth in Section 4.17 of the Seller Disclosure Letter:

(i)                 The Company has filed (taking into account any valid extensions) all material Tax Returns required to be filed by the Company. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All Taxes due and owing by the Company (whether or not shown on any Tax Return), including payroll taxes for employees through the Closing Date, have been paid or accrued. All required estimated Tax payments for currently pending tax periods sufficient to avoid any underpayment penalties or interest have been timely made by or on behalf of the Company. No claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in such jurisdiction.

(ii)              Except as set forth in Section 4.17 of the Seller Disclosure Letter no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(iii)            Except as set forth in Section 4.17 of the Seller Disclosure Letter, there are no ongoing actions, suits, claims, investigations or other legal proceedings by any taxing authority against the Company and the Company has not received notice of any pending or proposed actions, suits, claims, investigations, audits or legal proceedings with respect to any Taxes.

(iv)             The Company is party to a Tax-sharing agreement and such agreement will be terminated by the Company on or before Closing pursuant to Section 9.03(d).

(v)               All Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor, independent contractor or third party have been timely paid or accrued.

(vi)             The unpaid Taxes of the Company (A) did not, as of the most recent fiscal year end, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Financial Statements (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice in filing Tax Returns.

(vii)          Except for the affiliated group of which Seller is the common parent, the Company (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return; and (B) has no liability for Taxes of any Person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

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(viii)        Seller and the Company filed a consolidated federal income Tax Return for the tax year immediately preceding the current tax year and Seller is eligible to make an election under Section 338(h)(10) of the Code and any comparable provision under state, local or foreign Tax laws with respect to the Company and with respect to Buyer’s purchase of the Shares.

(ix)             The Company (i) has neither constituted a “distributing corporation” nor a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A)) in a distribution of stock to which Code Section 355 (or so much of Code Section 356 as relates to Code Section 355) applies and which occurred within two (2) years of the date of this Agreement,

(x)               All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid and no issues raised as a result of any examination remain unresolved,

(xi)             No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company,

(xii)          The Company has not been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b)

(xiii)        There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(xiv)         The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

(b)               Except for certain representations related to Taxes in Section 4.15 and Article IX, the representations and warranties set forth in this Section 4.17 are the Seller’s sole and exclusive representations and warranties regarding tax matters.

Section 4.18       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 4.19       Inventory, Receivables; Customers and Suppliers.

(a)               (i) All inventory reflected in the Balance Sheet, other than the “banked” inventory or other third party inventory for which a reserve is established, is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. (ii) Section 4.19(a) of the Seller Disclosure Letter sets forth a true and correct listing of all inventory of the Company as of May 31, 2017, specifying whether such inventory is R-22, REC (including mixed), other gases subject to EPA restrictions, other items in inventory, or banked inventory for which a reserve has been established. (iii) Section 4.19(a) of the Seller Disclosure Letter lists the locations where all inventory is stored as of May 31, 2017 and all arrangements providing for warehouse consignment of refrigerant inventory for storage or sale.

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(b)               The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid claims of the Company not subject to claims of set-off or other defenses or counterclaims other than in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company have been determined in accordance with the Accounting Principles.

(c)               Section 4.19(c)(A) of the Seller Disclosure Letter sets forth (i) each customer who has purchased goods or services from the Company in an aggregate amount greater than or equal to $1,000,000 in the year ending on December 31, 2016 (collectively, the "Material Customers"); and (ii) the amount of goods or services purchased by each Material Customer during such period. As of the date hereof the Company has not received any written notice that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company. Section 4.19(c)(B) of the Seller Disclosure Letter sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an aggregate amount greater than or equal to $5,000,000 in the year ending on December 31, 2016 (collectively, the "Material Suppliers"); and (ii) the amount of purchases from each Material Supplier during such period. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 4.20       Disclaimer. Except as expressly set forth in this Article IV, neither the Seller, the Company nor any other Person make any representation or warranty, express or implied, oral or written, at law or in equity and any such other representations or warranties are hereby expressly disclaimed.  Without limiting the generality of the foregoing, neither Seller, the Company nor any other Person make any representation or warranty to Buyer with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to Buyer or its counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of Seller, the Company or any of their respective Affiliates, or (ii) except as expressly covered by a representation and warranty contained in this Article IV, any other information or documents (financial or otherwise) made available to Buyer or its counsel, accountants or advisors with respect to the Seller or the Company.

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Article V
Representations and warranties of buyer and buyer parent

Buyer and Buyer Parent represent and warrant to Seller that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date.

Section 5.01       Organization and Authority of Buyer and Buyer Parent. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada. Buyer Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of New York and owns all of the issued and outstanding capital stock of Buyer. Buyer and Buyer Parent have all necessary corporate power and authority to enter into this Agreement, to carry out their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer and Buyer Parent of this Agreement, the performance by Buyer and Buyer Parent of their respective obligations hereunder and the consummation by Buyer and Buyer Parent of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer and Buyer Parent. This Agreement has been duly executed and delivered by Buyer and Buyer Parent, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer and Buyer Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.02       No Conflicts; Consents. The execution, delivery and performance by Buyer and Buyer Parent of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or bylaws of Buyer or Buyer Parent; (b) result in a material violation or breach of any provision of any Law or Governmental Order applicable to Buyer or Buyer Parent; or (c) require the consent, notice or other action by any Person under, conflict with, result in a material violation or breach of, constitute a default under or result in the acceleration of any Contract to which Buyer or Buyer Parent is a party or by which Buyer or Buyer Parent is bound, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer's or Buyer Parent’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer or Buyer Parent in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer's or Buyer Parent’s ability to consummate the transactions contemplated hereby.

Section 5.03       Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

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Section 5.04       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or Buyer Parent.

Section 5.05       Sufficiency of Funds.

(a)               Concurrently with the execution of this Agreement, Buyer has delivered to Seller true and complete copies of the executed debt commitment letters, dated as of the date hereof, by and between Buyer and the lenders party thereto (the "Lenders") and the executed fee letter(s) (redacted by the Lenders in a customary manner) associated therewith (such commitment letters, together with all exhibits, schedules, annexes, supplements and amendments thereto and the fee letters, collectively, the "Debt Financing Commitment"), pursuant to which, upon the terms and subject to the conditions set forth therein, the Lenders have agreed to lend the respective amounts set forth therein (the "Debt Financing") for the purposes set forth therein, including funding the transactions contemplated by this Agreement.

(b)               The Debt Financing Commitment is in full force and effect as of the date hereof and constitutes the legal, valid and binding obligation of Buyer and Buyer Parent, as applicable, and each of the other parties thereto in accordance with its terms. Prior to the date hereof, the commitment contained in the Debt Financing Commitment has not been withdrawn or rescinded in any respect (and no party thereto has indicated an intent to so withdraw or rescind) or otherwise amended or modified in any respect. As of the date hereof, Buyer is not in breach of any of the terms or conditions set forth in the Debt Financing Commitment and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach by Buyer or failure by Buyer to satisfy a condition precedent set forth therein. As of the date hereof, Buyer has fully paid any and all commitment fees or other fees on the dates and to the extent required by the Debt Financing Commitment. There are no conditions precedent or other contingencies relating to the funding of the full amount of the proceeds of the financing except as stated in the Debt Financing Commitment. The aggregate proceeds of the Debt Financing contemplated by the Debt Financing Commitment, together with cash the Company has on hand as of the date hereof, shall be sufficient to enable Buyer to make payment of the Purchase Price and to consummate the transactions contemplated by this Agreement.

(c)               Immediately after giving effect to the transactions contemplated hereby, each of Buyer and its Affiliates and subsidiaries, including the Company, shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business as currently conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of any of Buyer and its subsidiaries, including the Company. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

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Section 5.06       Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.07       Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article IV of this Agreement (including the related portions of the Seller Disclosure Letter), and disclaims reliance on any other representations or warranties of the Seller, the Company, or their respective Affiliates; (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in Article IV of this Agreement (including the related portions of the Seller Disclosure Letter).

Article VI
Covenants

Section 6.01       Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), Seller shall, and shall cause the Company to: (a) conduct the business of the Company in the ordinary course of business and consistent with the Company’s past practice; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, suppliers, regulators and others having business relationships with the Company. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except (i) as set forth on Section 6.01 of the Seller Disclosure Letter, (ii) as required by this Agreement, (iii) as required by applicable Law, following notice thereof to Buyer, or (iv) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), Seller shall not cause or permit the Company to take any action that would cause any of the changes, events or conditions described in Section 4.08 to occur.

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Section 6.02       Access to Information; Delivery of Company Books and Records.

(a)               From the date hereof until the Closing, Seller shall, and shall cause the Company to: (i) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company; (ii) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request (which shall include such information for the previous two completed fiscal years and the current fiscal year); and (iii) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller's personnel and in such a manner as not to interfere with the normal operations of the Company; provided, further, that prior to the Closing Date, Buyer shall only be permitted such reasonable access which, in the Seller’s reasonable discretion, after consultation with and upon the advice of counsel, is appropriate in advance of the Closing Date to comply with applicable Laws. All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to Representatives of Seller or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither Seller nor the Company shall be required to disclose any information to Buyer if such disclosure would, in Seller’s reasonable discretion: (x) cause significant competitive harm to Seller, the Company and their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege of Seller or the Company; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Company (unless they are also suppliers to, or customers of, Buyer or its Affiliates, but in all cases subject to the restrictions set forth in Section 6.07); provided that, following the satisfaction of the condition to the Closing set forth in Section 3.01(a), Seller’s consent to such contact may not be unreasonably withheld, conditioned or delayed (it being understood that it shall be considered reasonable to withhold such consent if Seller reasonably determines (I) on the advice of counsel, may potentially cause concerns under antitrust Laws or (II) such contact would, in Seller’s judgment, harm Seller or the Company should the Closing not occur). Buyer shall have no right to perform invasive or subsurface investigations of the Real Property. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement and Clean Team Addendum thereto with respect to any access or information provided pursuant to this Section 6.02; provided, however, that Seller agrees that Buyer and its Affiliates and representatives may (i) share non-public or confidential information regarding Seller with the Lenders or other financing sources in respect of the Debt Financing and (ii) share such information with additional potential financing sources in connection with any marketing efforts (including any syndication) in connection with the Debt Financing, provided, in each case, that the recipients of such information agree to be “Representatives” as that terms is defined in the Confidentiality Agreement.

(b)               To the extent any of the books and records of the Company described in Section 4.10(d) remain in the possession of Seller or any of its Affiliates after the Closing, upon identification by Seller or any of its Affiliates of such books and records, or upon reasonable written request from Buyer for such books and records, Seller shall deliver or cause to be delivered such books and records to Buyer or the Company (as designated in writing by Buyer) and the parties shall reasonably agree in consultation with each other as to the method and timing of such delivery.

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Section 6.03       Supplement to Seller Disclosure Letter; Notification of Developments.

(a)               From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Seller Disclosure Letter with respect to any matter hereafter arising after the date hereof which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Letter (each a “Schedule Supplement”), by delivering a Schedule Supplement to the Buyer. No such Schedule Supplement shall have any effect on the satisfaction of the conditions in Section 3.02. If the Closing occurs, then thereafter for purposes of determining breach of any representation or warranty made on the date of this Agreement or on the Closing Date for purposes of Article VII and rights to indemnification thereunder, the Seller Disclosure Letter will be deemed to also contain each item in each Schedule Supplement; provided, however, that, for any breach of any representation or warranty made on the date of this Agreement or on the Closing Date in connection with which a supplement or amendment is delivered in accordance with this Section 6.03(a) and which does not give Buyer the right to terminate this Agreement pursuant to Section 8.01(b)(ii) (whether such breach is taken alone or combined with any other such breaches that occurred on the date of this Agreement), the Schedule Update will have no effect on Buyer’s rights under Article VII.

(b)               Buyer will give prompt written notice to the Seller if it becomes aware of any material adverse development causing a breach of any of the representations and warranties in Article IV, as such representations and warranties have been amended and/or qualified pursuant to a Schedule Supplement after the expiration of any applicable termination right by Buyer. No disclosure by Buyer pursuant to this Section 6.03(b), however, shall be deemed to prevent or cure any misrepresentation or breach of warranty.

Section 6.04       Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company requested by Buyer in writing at least ten Business Days prior to the Closing.

Section 6.05       Employees; Benefit Plans.

(a)               During the period commencing at the Closing and ending on the date which is twelve months from the Closing (or if earlier, the date of the employee's termination of employment with the Company), Buyer shall and shall cause the Company to provide each Employee who remains employed by the Company immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages which are not materially less than the base salary or hourly wages provided by the Company immediately prior to the Closing; (ii) bonus opportunities (excluding equity-based compensation), if any, which are comparable to those provided by Buyer to its employees of similar rank or title as of immediately prior to the Closing; (iii) retirement and welfare benefits which are comparable those provided by Buyer to its employees of similar rank or title immediately prior to the Closing; and (iv) severance benefits having such terms and on such conditions as Buyer may determine in its commercially reasonable discretion. Seller acknowledges and agrees that Seller, and not Buyer or any of its Affiliates (including, following the Closing, the Company), shall be responsible for any severance benefits due and payable under any severance arrangement with respect to any employee of the Company terminated prior to the Closing (whether by payment as such severance benefits become due and payable or pursuant to Section 6.19 hereof) and that nothing in this Agreement shall be construed to require any minimum level of severance benefits to be provided to Company Continuing Employees following the Closing.

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(b)               With respect to any employee benefit plan maintained by Buyer or its subsidiaries (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Closing, Buyer shall, or shall cause the Company to, (i) recognize all service of the Company Continuing Employees with the Company or its Affiliates (as set forth in the books and records of the Company with respect to the Benefit Plans) as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date, (ii) for any Buyer Benefit Plans, waive any pre-existing conditions or eligibility limits and give effect to claims incurred, amounts paid by and amounts reimbursed to Employees prior to the Closing for purposes of determining any deductible and maximum out-of-pocket limits; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(c)               This Section 6.05 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.05, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.05. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.05 shall not create any right in any Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.06       Plant Closings and Mass Layoffs. Buyer shall not, and shall cause the Company not to, take any action during the sixty (60) days immediately following the Closing that could result in WARN Act liability. Buyer shall be solely responsible for providing all notices required under the WARN Act (or any similar applicable state or local laws) and for taking all remedial measures including the payment of all liabilities and obligations if such notices are not provided.

Section 6.07       Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. From and after the Closing until the end of the Restricted Period, Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel is legally required to be disclosed, provided that Buyer may, at Buyer’s expense obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.07 shall nonetheless continue in full force and effect.

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Section 6.08       Governmental Approvals and Other Third-party Consents

(a)               Each party hereto shall, as promptly as possible, use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Within ten Business Days after the date hereof, each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement on the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act; provided, however, the payment of any fees in connection with the foregoing shall be governed by Section 10.01 hereof.

(b)               Without limiting the generality of the undertakings pursuant to Section 6.08(a), Buyer and Seller shall use reasonable best efforts from the date hereof and until the Outside Date to secure all necessary approvals from Governmental Authorities, including by defending through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing. Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to: (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case of (i) or (ii), could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

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(c)               All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals; provided, however, that each party may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party under this Section as “Counsel Only Material.” Such materials and the information contained therein shall be given only to the counsel of the recipient and will not be disclosed by such counsel to other employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Seller or Buyer, as the case may be) or its legal counsel, such permission not to be unreasonably withheld, conditioned or delayed. Each party shall promptly inform the other party, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other parties orally of) any communication from or to any Governmental Authority regarding the transactions contemplated hereunder. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d)               Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.05 of the Seller Disclosure Letter or referred to in Section 5.02 hereof; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested. If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, use commercially reasonable efforts to cooperate with Buyer at Buyer’s expense and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its commercially reasonable efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

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Section 6.09       Books and Records.

(a)               In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, Buyer shall:

(i)                 retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a commercially reasonable manner; and

(ii)              upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller's expense, copies), during normal business hours, to such books and records.

(b)               In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of seven years following the Closing, Seller shall:

(i)                 retain the books and records of Seller which relate to the Company and its operations for periods prior to the Closing in a commercially reasonable manner; and

(ii)              upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer's expense, copies), during normal business hours, to such books and records.

(c)               Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law, any attorney/client privilege, or any confidentiality obligations of the providing party.

Section 6.10       No Use of Seller Names.

(a)               Buyer hereby acknowledges and agrees that, subject to subsections (b) and (c) below, nothing in this Agreement grants or shall be deemed to grant to Buyer or its Affiliates the right to use or any interest in the name “Airgas” or any trademark, trade name, service mark or other similar mark or similar right which is a derivative of the name “Airgas”(in logotype design or any other style or design) in whole or in part (the “Seller Names”). The prohibitions in this Section 6.10(a) shall apply to any and all uses whatsoever of the Seller Names, including the use of the Seller Names on any physical inventory, refrigerant cylinders, rolling stock, motor vehicles, purchase order forms, packaging or other similar paper goods or supplies, advertising and promotional materials, product, training and service literature and materials, computer programs or like materials, stationery, invoices, or identifying signs on any properties of the Company, which identify or in any way make use of the Seller Names.

(b)               Except as necessary to comply with subsection (c) below or as expressly permitted by this subsection (b), neither Buyer nor any of its Affiliates shall use the Seller Names; provided, however, that, to the extent any Company assets as of the Closing Date contain Seller Names, Buyer may, for a period of 90 days after the Closing Date, use such Seller Names; provided further, however, in no event shall Buyer or any of its Affiliates (i) use signs, stationery or purchase order forms bearing the Seller Names, other than maintaining copies of such items as reasonably necessary in the operation of the Company, at any time beyond the 90-day period after the Closing Date or (ii) produce or reproduce any such items that contain Seller Names.

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(c)               Within ten (10) Business Days after the Closing Date, Buyer shall change the corporate legal name of the Company to exclude the name “Airgas” or any trademarks, trade names, service marks, domain names or corporate or business names, derived from or including the words “Airgas.”

(d)               The parties acknowledge and agree that the restrictions in this Section 6.10 shall not apply to any disposable cylinders or similar containers that contain Seller Names and nothing herein shall require Buyer to take or cause to be taken any action, including de-inventorying for repackaging, to remove any Seller Names from any such assets.

Section 6.11       Delivery of Audited Financial Statements. Seller shall furnish Buyer at or prior to Closing (A) the audited consolidated balance sheets of the Company as of March 31, 2015, March 31, 2016, and as of December 31 in the calendar year 2016, and the related audited statements of income and cash flows for the fiscal years then ended, and the notes and schedules thereto required under Regulation S-X under the Securities Act (together, the “Acquired Company Audited Financial Statements”); and (B) the unaudited consolidated balance sheets of the Company as of the end of any quarterly period subsequent to December 31, 2016, to the extent the Closing has not occurred prior to the 45th day after the end of such quarter, within 40 days of the end of such quarter, or if not available within 40 days despite Seller’s commercially reasonable efforts, as soon as practicable thereafter, along with the corresponding financial statements for the same period in the immediately prior fiscal year, and the related unaudited statements of income and cash flows required under Regulation S-X under the Securities Act, which shall have been reviewed by the independent accountants of the Company as provided under SAS 100 (together, the “Acquired Company Unaudited Financial Statements,” and together with the Acquired Company Audited Financial Statements, the “Acquired Company Financial Statements”). Seller shall use commercially reasonable efforts to furnish to Buyer as promptly as reasonably practicable (i) financial information related to the Company reasonably requested in writing (including such requests made after the provision of the Acquired Company Financial Statements) by Buyer as promptly as reasonably practicable, which information is reasonably necessary for Buyer to produce the pro forma financial statements required under Regulation S-X under the Securities Act (together with the Acquired Company Financial Statements, the “Required Financial Information”), and (ii) other information with respect to the Company reasonably requested by Buyer in writing as promptly as reasonably practicable so that Buyer may satisfy its applicable SEC requirements with respect to Exchange Act reporting and the Required Financial Information. Such Acquired Company Financial Statements shall not materially differ from the Financial Statements and, to the extent of any such differences, Seller shall provide Buyer with a reasonably detailed reconciliation of each such difference. Buyer and Seller shall share equally the reasonable expenses of KPMG in connection with its preparation of the Acquired Company Audited Financial Statements, except that Buyer’s portion of such expenses shall not exceed $300,000.00, provided Buyer does not require a substantial change in the scope of the audit described in this Agreement, in which case the $300,000.00 limit shall not apply.

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Section 6.12       Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article III hereof.

Section 6.13       Public Announcements. No party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), and the parties shall cooperate as to the timing and contents of any such announcement; provided however, to the extent any public announcements are otherwise required by applicable Law or stock exchange requirements applicable to Buyer based upon the reasonable advice of counsel, Buyer shall notify Seller, as soon as reasonably possible, of such requirements (and the basis of the applicability therefor) and reasonably cooperate with Seller regarding the timing, form and content of any proposed public announcement.

Section 6.14       Non-Solicitation; Non-Competition.

(a)               For a period of two (2) years (in the case of all Company Continuing Employees having a title of Manager or more senior) or one (1) year (in the case of all other Company Continuing Employees) commencing on the Closing Date, Seller shall not, nor shall it permit its Affiliates to, directly or indirectly, hire or solicit for hire any Company Continuing Employee, except pursuant to a general solicitation (including through the use of recruiting or search firms) which is not directed specifically to any such Company Continuing Employees; provided, that nothing in this Section 6.14 shall prevent Seller or any of its Affiliates from hiring or soliciting for hire (i) any Company Continuing Employee whose employment has been terminated by the Company or Buyer, or (ii) after ninety (90) days from the date of termination of employment, any Company Continuing Employee whose employment has been terminated by such Company Continuing Employee.

(b)               For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, nor shall it permit any of its Affiliates to, directly or indirectly (i) engage directly or indirectly in the Restricted Business in the Territory, or (ii) have an ownership interest in any Person that engages in the Restricted Business in the Territory in any capacity, including as a partner, shareholder or member. Notwithstanding the foregoing, Seller and any of its Affiliates may, directly or indirectly (A) own securities of any Person traded on any national securities exchange if Seller or any of its Affiliates (as the case may be) is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person, (B) engage in the provision of Excluded Services, and (C) engage in the Restricted Business to the extent Seller or any of its Affiliate(s) are deemed to engage in such activities by virtue of any business combination, including a merger, consolidation, acquisition of assets, lease, exchange, mortgage, pledge, transfer or other acquisition (in one transaction or a series of transactions) of any business in which the revenues of such acquired business from engaging in the Restricted Business do not exceed the lesser of (x) $5,000,000.00, or (y) 10% of such acquired business’ revenues in the latest financial statements made available to Seller or such Affiliate(s) at the date of such business combination. In the event Seller or any of its Affiliates acquires a business in which the revenues from engaging in the Restricted Business exceed the foregoing dollar or percentage revenue thresholds, Seller will (or will cause such Affiliate to), within 60 days from completion of the acquisition, offer to sell the Restricted Business to Buyer on substantially the same economic terms pursuant to which the Restricted Business was acquired, or if such amount is not reasonably determinable, for fair market value as reasonably determined by Seller. If Buyer declines to provide written notice of its intent to purchase such Restricted Business within 45 days of such offer, Seller will (or will cause its Affiliates to) use commercially reasonable efforts to minimize, divest or discontinue such Restricted Business, not later than six months following completion of the acquisition, in such a manner that complies with the thresholds set forth in clauses (x) and (y), above; provided, however, that such obligation to minimize, divest or discontinue shall cease on the fifth anniversary of the Closing Date. For the avoidance of doubt, nothing herein shall be construed to require Seller or any of its Affiliates to sell any portion of the acquired business that does not constitute the Restricted Business.

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(c)               Seller agrees that a breach or threatened breach of this Section 6.14 could give rise to irreparable harm to Buyer, for which monetary damages might not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)               Seller acknowledges that the restrictions contained in this Section 6.14 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.14 should ever be adjudicated to exceed the time, geographic scope, product or service scope, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum extent permitted by applicable Law. The covenants contained in this Section 6.14 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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Section 6.15       Financing.

(a)               Buyer shall use its commercially reasonable efforts to cause the Debt Financing contemplated by the Debt Financing Commitment, subject to the terms and conditions set forth therein, to be available at Closing; provided, however, that if funds in the amount set forth in the Debt Financing Commitment become unavailable to Buyer on the terms and conditions set forth therein, Buyer shall use its commercially reasonable efforts to obtain such funds to the extent available on terms and conditions materially no less favorable in the aggregate to Buyer (including the conditions to the consummation of such financing) than as set forth in the Debt Financing Commitment (the “Alternate Financing”).

(b)               Upon request of Buyer, Seller shall, and shall cause the Company to, provide reasonable cooperation and assistance to Buyer, at Buyer’s expense, in connection with the arrangement of the financing contemplated by the Debt Financing Commitment or any Alternate Financing; provided, that in each case such requested cooperation and assistance does not unreasonably interfere with the ongoing operation of the business of the Company.

(c)               Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed to require Buyer, Buyer Parent or any of their respective Affiliates to bring any claim, litigation or other legal action against any of the Lenders or other financing sources in respect of the Debt Financing.

Section 6.16       Data Room. Promptly following the Closing, Seller shall (i) deliver or cause to be delivered to the Buyer two (2) writable media copies of the Data Room (provided that Seller may redact any information related to Seller or its other operations or any Employees whose employment terminates at or before Closing) and (ii) terminate all access to the Data Room.

Section 6.17       Filings. On or prior to the Closing Date, the Company shall, and Seller shall cause the Company to, make all Filings with respect to any completed reporting period which have not been made as of the date hereof, in each case (i) to the extent the applicable governmental agency is accepting the applicable Filing for the applicable completed reporting period, and (ii) only if the applicable Filing is due within thirty (30) days following the Closing (together with any customary extensions thereof, which are consistent with past practice of the Company).

Section 6.18       Commercial Supply Agreement. At the Closing, Buyer and Seller shall enter into a commercial supply agreement for a term of five years pursuant to which Seller will purchase the Covered Products from Buyer substantially on terms and conditions consistent with the principles set forth in Section 6.18 of the Buyer Disclosure Letter (the “Commercial Supply Agreement”). Under the terms of the Commercial Supply Agreement, promptly following the Closing, Seller shall, at Buyer’s request, purchase from Buyer, at a price per pound of $21.00, the greater of (x) any R-22 Inventory delivered at the Closing in excess of 7,000,000 lbs. and (y) 200,000 lbs. of R-22 Inventory delivered at the Closing (the “Initial Purchase”). For a period of two (2) years following the Closing, Buyer shall have the option under the Commercial Supply Agreement to repurchase from Seller any or all remaining R-22 Inventory contained in the Initial Purchase, at a price per pound of $21.00.

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Section 6.19       Release of Company from Intercompany Agreements. Prior to the Closing, Seller shall release, or shall have caused the Company to be released, from all obligations under any material agreements between the Company, on the one hand, and the Seller or any of its Affiliates (other than the Company), on the other hand, and Seller shall have caused all intercompany accounts payable (whether or not currently due or payable) between the Company, on the one hand, and the Seller or any of its Affiliates (other than the Company), on the other hand, other than ordinary payroll or other accounts receivable or payable which are included in the calculation of Closing Working Capital, on the other hand, to be extinguished, eliminated, removed or paid in full (without any premium or penalty).

Section 6.20       Minimum Levels of Non-R-22 Inventory. Seller shall use reasonable best efforts to cause the Company to maintain at Closing no less than 80% of the individual levels of HFC Inventory maintained as of May 31, 2017 in order to provide Buyer with the HFC Inventory necessary to supply existing customers of the Company following Closing.

Section 6.21       Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. To the extent there is equipment or other items of tangible personal property that is located at any location included in the Real Property or in the possession of any employee of the Company but owned by the Seller or one of its Affiliates, such items shall remain in the possession of the Company or such employee, as applicable, on and after the Closing Date, and the Seller shall transfer (or cause the transfer of, as applicable) ownership of such items to the Buyer as necessary. For the avoidance of doubt, the foregoing items of tangible personal property include computers, laptops, phone systems, cellular phones, printers, scanners, copy machines, office equipment and furniture, vehicles, plant equipment, tanks and cylinders.

Article VII
Indemnification

Section 7.01       Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve months from the Closing Date; provided that the representations and warranties in (a) Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.05(a), Section 4.18, Section 4.19(a)(i) (collectively, the “Seller Fundamental Representations”), Section 5.01, Section 5.02(a), and Section 5.04 shall survive indefinitely; (b) Section 4.14 shall survive for a period of five (5) years after the Closing; and (c) Section 4.17 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein until performed. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. For the avoidance of doubt, the Parties hereby agree and acknowledge that the survival period set forth in this Section 7.01 is a contractual statute of limitations and any claim brought by any Party pursuant to this Article VII must be brought or filed prior to the expiration of the survival period. Notwithstanding any provision in this Agreement to the contrary, claims for misrepresentations and breach of warranties relating to employee benefits matters (which are governed by Section 4.15), or tax matters (which are governed by Article IX and Section 4.17) may be made until sixty (60) days following the running of the applicable statute of limitations (giving effect to any waiver or extension thereof).

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Section 7.02       Indemnification By Seller. Subject to the other terms and conditions of this Article VII, following the Closing, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a)               any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c)               Taxes of or related to Seller or the Company for any pre-Closing Tax period.

Section 7.03       Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, following the Closing, Buyer shall indemnify Seller against, and shall hold Seller harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Seller based upon, arising out of, with respect to or by reason of:

(a)               any inaccuracy in or breach of any of the representations or warranties of Buyer or Buyer Parent contained in this Agreement;

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)               Taxes of or related to the Company for any post-Closing Tax period.

Section 7.04       Certain Limitations. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

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(a)               Except as to breach of any representation or warranty in Section 4.14 hereof related to the properties identified as number 5 (Garland, TX) and number 7 (Pascagoula, MS) of Section 4.10(b) of the Seller Disclosure Letter, and except as to breach of any representation or warranty in Section 4.14 hereof related to properties, other than those Real Properties listed on Schedule 4.10(b) of the Seller Disclosure Letter, which will not be owned or leased by the Company at the Closing, the Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a) exceeds 1.0% of the Purchase Price (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $25,000.

(b)               Except as provided for in Section 7.04(j), the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02(a) or Section 7.03(a), as the case may be, shall not exceed 10% of the Purchase Price.

(c)               Notwithstanding the foregoing, the limitations set forth in Section 7.04(a) and Section 7.04(b) shall not apply to Losses based upon, arising out of, with respect to or by any reason of any inaccuracy in or breach of any representation or warranty of a Seller Fundamental Representation, and in Section 4.17, Section 5.01, Section 5.02(a), and Section 5.04. The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02 or Section 7.03, as the case may be, shall not exceed the Purchase Price.

(d)               Notwithstanding the foregoing, the limitations set forth in Section 7.04(a), and Section 7.04(b) and Section 7.04(c) shall not apply to Losses to the extent arising from Fraud, which Losses shall be uncapped.

(e)               Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party (or the Company) in respect of any such claim, net of any costs of such recovery or increased premiums with respect thereto. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party with respect to the claims for which insurance proceeds were paid or amounts recovered from any other Person, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party.

(f)                Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be reduced by an amount equal to any actual Tax benefit realized during the same Tax year in which the indemnification payment was made as a result of such Loss by the Indemnified Party in the year of such payment by the Indemnifying Party.

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(g)               Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(h)               No Losses may be claimed under Section 7.02 or Section 7.03 by any Indemnified Party to the extent such Losses are included in the calculation of any adjustment to the Purchase Price pursuant to Section 2.02.

(i)                 For purposes of this Article VII, the amount of Losses shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(j)                 Notwithstanding anything to the contrary in this Agreement, no Losses may be claimed under Section 7.02 in connection with any claimed breach by Seller of any representation or warranty in Section 4.14 hereof that relates to any issue covered by the representations or warranties in Section 4.14(c) or Section 4.14(e) hereof (including any Release of Hazardous Materials or the presence of any attribute described in such Section 4.14(e)) to the extent such claimed Losses or any issue giving rise to such claimed Losses are identified or discovered as a result of any soil and/or groundwater testing performed voluntarily by Buyer or its Representatives, unless (i) such testing was required to be undertaken by state or federal regulatory program requirements including state underground storage tank laws, state brownfield and voluntary cleanup program laws; (ii) such testing was required by Buyer’s or Buyer’s Affiliates’ current, future or proposed lenders, landlords, or prospective purchasers of all or portions of the Real Property or the Company; (iii) such testing was necessary in connection with the expansion or improvement or relocation of the Buyer’s or Buyer’s Affiliates’ owned or leased premises or the operations of the Buyer or Buyer’s Affiliates; (iv) such testing was necessary or required to comply with applicable Environmental Laws; (v) such testing was expressly requested by a Governmental Authority; or (vi) such testing was required by a Governmental Order; and provided further, that with respect to clauses (i) – (vi) of this Section 7.04(j), such Losses are incurred in order to comply with Environmental Laws, Governmental Orders or applicable state or federal environmental programs, including state underground storage tank programs and state brownfield and voluntary cleanup programs. For purposes of this Section 7.04(j), except as set forth in clauses (i) – (vi) above, any soil or groundwater testing that is not expressly required by applicable Environmental Laws or formally ordered or requested by a Governmental Authority with jurisdiction over the Company (such order not to have been suggested or solicited by Buyer or its Representatives) shall be deemed voluntary. In addition to the other limitations contained in this Section 7.04, the aggregate amount of Losses for which Seller may be liable as a result of a breach or alleged breach of Section 4.14(c) or Section 4.14(e) shall not exceed $6,000,000.

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Section 7.05       Indemnification Procedures.

(a)               Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that the Indemnifying Party’s rights or defenses are prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.05(b), pay, compromise or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.07) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

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(b)               Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into a settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed), except as provided in this Section 7.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim, with such non-material changes that may be approved by the Indemnifying Party upon the advice of counsel. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned, or delayed).

(c)               Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations except to the extent that the Indemnifying Party’s rights or defenses are prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 45 days after its receipt of such notice to respond in writing to such Direct Claim. During such 45-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 45-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.06       Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

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Section 7.07       Exclusive Remedies. Subject to the right to obtain equitable relief and Section 6.14 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement and the other Transaction Documents, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or the other Transaction Documents, or otherwise relating to the subject matter hereof or thereof, it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to (x) the indemnification provisions set forth in this Article VII and (y) the provisions of Section 6.14 and Section 10.11.

Section 7.08       Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable and non-appealable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds.

Article VIII
Termination

Section 8.01       Termination. This Agreement may be terminated at any time prior to the Closing:

(a)               by the mutual written consent of Seller and Buyer;

(b)               by Buyer by written notice to Seller if:

(i)                 Buyer is not then in material breach of any provision of this Agreement or the other Transaction Documents and there has been a failure to perform any covenant made by Seller pursuant to Article VI of this Agreement or the other Transaction Documents that would, in the aggregate, give rise to a Material Adverse Effect, and such breach, inaccuracy or failure cannot reasonably be expected to be cured by Seller prior to 5:00 PM Eastern Time on the six month anniversary of the date of this Agreement (as it may be extended pursuant to Section 8.01(e) (the “Outside Date”); or

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(ii)              any of the conditions set forth in Section 3.01 or Section 3.02 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)               by Seller by written notice to Buyer if:

(i)                 Seller is not then in material breach of any provision of this Agreement or the other Transaction Documents and there has been a failure to perform any covenant made by Buyer pursuant to Article VI of this Agreement or the other Transaction Documents and such breach, inaccuracy or failure cannot reasonably be expected to be cured by Buyer prior to or on the Outside Date; or

(ii)              any of the conditions set forth in Section 3.01 or Section 3.03 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof (but, for the avoidance of doubt, not conditions that are the obligation of Buyer to satisfy, including the condition in Section 3.02(k)) to be performed or complied with by it prior to the Closing; or

(iii)            the (i) the conditions set forth in Section 3.01 and Section 3.02(a) through (j) have been satisfied (other than conditions which, by their nature, are to be satisfied on the Closing Date), (ii) Seller has confirmed by notice to Buyer that all conditions set forth in Section 3.03 have been satisfied (other than conditions which, by their nature, are to be satisfied on the Closing Date) or that it is willing to waive any unsatisfied conditions in Section 3.03 and (iii) the Closing has not been consummated by the later of (x) the Outside Date and (y) three (3) Business Days after the delivery of such notice; or

(d)               by Buyer or Seller in the event that:

(i)                 there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)              any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

(e)               In the event that all of the conditions to Closing other than (i) the conditions set forth in Section 3.01(a) or, solely with respect to any Governmental Order relating to United States antitrust laws, Section 3.01(b) and (ii) those conditions that by their nature can only be satisfied at the Closing (and which are capable of being satisfied) shall have been satisfied or waived, Buyer or Seller shall have the right to extend the Outside Date for an additional three (3) months.

Section 8.02       Effect of Termination.

(a)               In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(i)                 this Article VIII and Losses to the extent arising from either Section 6.07 or Article X hereof; and

(ii)              that nothing herein shall relieve any party hereto from liability for Losses arising from any Intentional Breach of any provision hereof prior to such termination (including any failure by such party to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder). “Intentional Breach” means a breach that is a consequence of an act undertaken or a failure to take an act by the breaching party with the knowledge that the taking of such act or the failure to take such act would, or would reasonably be expected to, cause a breach of this Agreement.

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(b)               In the event that this Agreement is terminated by Buyer or Seller pursuant to (i) Section 8.01(b)(ii) or Section 8.01(c)(ii) due to the failure to satisfy the conditions to Closing set forth in (w) Section 3.01(a), (x) Section 3.01(b) (solely with respect to any Governmental Order relating to United States antitrust laws), (y) Section 3.02(k) or (z) Section 3.03(b) (with respect to a failure by Buyer to cause the condition in Section 3.02(k) to be satisfied by the Outside Date), (ii) Section 8.01(c)(iii) or (iii) Section 8.01(d) (solely with respect to any Law or Governmental Order relating to United States antitrust laws), then Buyer shall pay to Seller in immediately available funds, a termination fee in an amount equal to $8,500,000.00 within five (5) Business Days following such termination (the “Buyer Termination Fee”), it being understood that that in no event shall Buyer be required to pay the Buyer Termination Fee on more than one occasion.

(c)               Notwithstanding anything to the contrary in this Agreement, if paid to Seller pursuant to this Section 8.02, the Buyer Termination Fee shall be the sole and exclusive remedy of Seller or any of its Affiliates against Buyer or any of its Affiliates or any of their respective stockholders, partners, members or Representatives for any and all Losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination. If the Buyer Termination Fee shall become due and payable in accordance with this Section 8.02, from and after such termination and payment of such amounts in full pursuant to and in accordance with this Section 8.02, the Buyer shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby. Each of the parties acknowledges that the amounts payable in accordance with Section 8.02 are not intended to be a penalty and shall constitute complete and reasonable liquidated damages for any such breach.

(d)               In the event of the termination of this Agreement, none of the Lenders or any other financing source in respect of the Debt Financing, or any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers affiliates, employees, representatives, advisors, sub-advisors or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; and provided, further, that subject to the rights of the parties to the Debt Financing Commitment under the terms thereof, none of the parties hereto, nor any of their respective Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any of the Lenders or other financing source in respect of the Debt Financing in connection with this Agreement or the Debt Financing Commitment, whether at law or equity, in contract, in tort or otherwise.

(e)               Each of Buyer and Seller acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Seller would not enter into this Agreement. Accordingly, if Buyer fails to pay in a timely manner any amount due pursuant to Section 8.02, then (i) Buyer shall reimburse Seller for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related claims, actions or proceedings commenced and (ii) Buyer shall pay to Seller interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2% per annum.

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Article IX
Tax Matters

Section 9.01       Section 338(h)(10) Election. The Buyer and the Seller shall jointly make an election under Section 338(h)(10) of the Code (and any comparable provision of applicable state or local income tax law). At Closing, the Seller shall deliver an executed IRS Form 8023, and the Buyer and Seller will cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely election, in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of state or local tax law or successor provisions) (the “Section 338(h)(10) Election”). Prior to Closing, Buyer and Seller shall agree on a schedule of the allocation of the Purchase Price for all Tax purposes in a manner consistent with Section 1060 of the Code and the regulations thereunder (“Purchase Price Allocation”). At the Closing, Buyer shall deliver IRS Form 8883 (or successor form) with any attachments, and any comparable forms required by provisions of state or local law (collectively, items (i) and (ii) are referred to as the “Section 338(h)(10) Documents”) based on the agreed upon Purchase Price Allocation. The Buyer and the Seller shall take no position on any Tax Return that is inconsistent with the Section 338(h)(10) Documents. The Buyer shall prepare any forms or schedules similar to IRS Form 8023 that are required for provisions of state or local law that are comparable to Treasury Regulation Section 1.338(h)(10)-1 in accordance with the procedures set forth in Section 9.03. The Seller shall execute and shall deliver to the Buyer such additional documents or forms as are reasonably required to complete the 338(h)(10) election upon at least thirty (30) days prior written notice from the Buyer. In the event that IRS Form 8023 or IRS Form 8883 (or similar forms or schedules required for provisions of state or local law) as filed is disputed by any Tax authority, the party receiving written notice of the dispute shall promptly notify the other party hereto concerning such dispute, and the parties shall cooperate to defend the form or schedule as filed.

Section 9.02       Tax Treatment. The Tax year of the Company will end for U.S. federal income Tax purposes on the Closing Date. The Buyer shall notify Seller of any transaction that is properly allocable to the portion of the day after the Closing that must be treated as occurring on the beginning of the following day pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B), the Buyer shall pay such Tax attributable to such transaction, and the Buyer shall report such transaction on its Tax Returns. For the avoidance of doubt, the parties hereto agree that none of the Buyer, the Seller, the Company or any of their respective Affiliates shall make a ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2) or any analogous provision of state, local or foreign Law.

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Section 9.03       Tax Cooperation; Allocation of Taxes.

(a)               The following provisions shall govern the allocation of responsibility as between the Company, the Buyer, and the Seller for certain tax matters following the date hereof:

(i)                 The Seller shall prepare or cause to be prepared and timely file or cause to be timely filed (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to the Company on a combined, consolidated, unitary, or similar basis with Seller or any Affiliate thereof (other than the Company) for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date (“Pre-Closing Tax Period”), and shall timely pay all Taxes due with respect to such Tax Returns. Neither the Seller nor the Company (prior to the Closing Date) shall file or cause to be filed any amended Tax Return or claims for refund with respect to the Company without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii)              The Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company, for all Tax periods which begin on or before the Closing Date and end after the Closing Date (a “Straddle Period”). The Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns, provided that Seller shall pay to the Company no later than five (5) days before the date on which such Taxes are paid an amount equal to the portion of such Taxes which relates to the portion of the Straddle Period ending on the Closing Date (determined in accordance with this Section 9.03(a)(ii)). For purposes of this Section 9.03(a)(ii) and Article IX, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of the Straddle Period ending on the Closing Date shall (1) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days from the beginning of such Straddle Period through the Closing Date and the denominator of which is the number of days in the entire Straddle Period, but Seller’s liabilities for Taxes shall not be affected by any change in circumstances that occurs or transactions that occur after the Closing Date other than the 338(h)(10) Election, and (2) in the case of any Tax based upon or related to income, gains or receipts, be deemed equal to the amount of Tax which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Straddle Period shall be taken into account as though the relevant Tax period ended on the Closing Date. Seller shall receive credit against its liabilities for Taxes for any such Taxes paid by Seller with respect to any such Straddle Period or with respect to Taxes that are included in the Closing Statement. For purposes of clarity, in the event that Seller paid and/ or accrued on the Closing Statement more than its share of liabilities for Taxes for such Straddle Period pursuant to the foregoing, the Seller shall be reimbursed by the Buyer in an amount equal to such overpayment. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Company.

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(iii)            For each Tax Return to which the provisions of Section 9.03(a)(i) or Section 9.03(a)(ii) applies, such Tax Return shall, except as otherwise required by applicable Law, be prepared in a manner consistent with the past practices of the Company, and the party responsible for preparing or causing to be prepared such Tax Return pursuant to such provisions (the “Preparing Party”) shall provide a copy of such Tax Return (in the case of any consolidated return, a pro-forma Tax Return of the applicable Company used in the preparation of the applicable consolidated return) to the other Party (the “Reviewing Party”) not later than thirty-five (35) days prior to the due date (including any extension thereof) for the filing of such Tax Return or as soon as practicable if the Tax Return due date is more than two (2) months and fifteen (15) days from the end of the applicable period. The Reviewing Party shall have the right to review and comment only on such Straddle Period Tax Return prepared in accordance with Section 9.03(a)(ii) prior to the filing of such Straddle Period Tax Return, and shall provide the Preparing Party with written notice of any reasonable objections it has with respect to such Straddle Period Tax Returns (a “Tax Dispute”) within fifteen (15) days of the delivery of such Tax Return. In the event that a Tax Dispute notice is not timely delivered by any Reviewing Party, such party shall be deemed to have consented to the filing of the applicable Straddle Period Tax Return in the form provided to such Reviewing Party. In the event of the timely delivery by any Reviewing Party of a Tax Dispute notice, the parties shall in good faith attempt to resolve any such dispute for a period of ten (10) days following the date on which the Preparing Party was notified of the Tax Dispute in order to permit the timely filing of such Straddle Period Tax Return. If such dispute is not settled within such time period, the parties shall promptly submit all such remaining disputed matters to the Independent Accountant for resolution in a timely manner so that such Straddle Period Tax Return may be timely filed. If the Independent Accountant is unable to make a determination with respect to any disputed issue within five (5) Business Days before the due date (including extensions) for the filing of the Straddle Period Tax Return in question, then the Preparing Party may file such Straddle Period Tax Return on the due date (including extensions) therefor without such determination having been made and without the consent of the Reviewing Party; provided, however, that such Straddle Period Tax Return shall incorporate such changes as have at the time of such filing been agreed to by the parties pursuant to this Section 9.03(a)(iii). Notwithstanding the filing of such Straddle Period Tax Return, the Independent Accountant shall make a determination with respect to any disputed issue, and such Straddle Period Tax Return shall be amended to reflect the determination of the Independent Accountant to the extent such determination is different from the basis on which such Straddle Period Tax Return was so filed. The decision by the Independent Accountant shall be final and binding on the parties. The fees and expenses relating to the Independent Accountant pursuant to this Section 9.03(a)(iii) shall be borne equally by Seller and Buyer.

(b)               Without the prior written consent of Seller, the Buyer shall not, and shall not permit any of its Affiliates to, amend any Tax Returns with respect to the Company relating to any pre-Closing Tax Period. Any overpayments, refunds or credits of Taxes (plus interest) attributable to any taxable period (or portion thereof, determined in accordance with Section 9.03(a)(ii)) of the Company that ends on or before the Closing Date shall be for the account of Seller; provided however that Seller shall not be entitled to any payment pursuant to the foregoing in respect of any refund of any Taxes of the Company to the extent that such refund is reflected on the Closing Statement or relates to or arises as a result of any carryback or other use from any taxable period (or portion thereof, determined in accordance with the provisions of Section 9.03(a)(ii)) beginning after the Closing Date of any net operating loss, Tax credit or other Tax attribute. Buyer shall pay or cause to be paid such amount to Seller less reasonable out-of-pocket expenses incurred in connection with obtaining such refunds. Seller shall repay to Buyer the amount paid over pursuant to this Section 9.03(b) (plus any penalties, interest or other charges imposed by the relevant Tax Authority and any expenses incurred by Buyer) in the event and to the extent that any Buyer is required to repay such refund to such Tax authority.

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(c)               Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company as is reasonably necessary for the filing of all Tax Returns, the preparation for any audit by any Governmental Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Seller and the Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Company and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 9.03(c).

(d)               Seller shall cause all Tax allocation agreements and Tax sharing agreements involving the Company, on the one hand, and Seller or any of its Affiliates (other than the Company), on the other hand, to terminate as of the Closing Date, and shall ensure that such agreements are of no further force and effect as to the Company on and after the Closing Date and that there shall be no present or future liabilities or obligations imposed on the Company under any such agreements. All powers of attorney granted by or with respect to the Company related to Taxes shall be terminated as of the Closing Date.

(e)               All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (including any real property transfer Tax and any other similar Tax) (“Transfer Taxes”) shall be paid by the Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as reasonably necessary).

(f)                The Seller shall pay all Taxes due with respect to any original or amended consolidated or combined income Tax return that it may file before or after the Closing. If after the date of this Agreement, Seller or any of its Affiliates (other than the Company) files any amended Tax Return or claim for any Tax Refund or takes any other action with respect to any consolidated or combined returns, which has the effect of increasing the Tax liability of the Company for any period ending after the Closing Date, the Seller will reimburse the Company for the amount of the increase in Tax liability incurred.

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Article X
Miscellaneous

Section 10.01   Expenses. Except as otherwise expressly provided herein (including Section 6.11 and Section 9.03(e) hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Buyer shall be solely responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

Section 10.02   Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission) or e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Airgas, Inc.
259 N. Radnor-Chester Road
Suite 100
Radnor, Pennsylvania 19087
Telephone: (610) 263-2033
Fax: (610) 687-3187
E-mail: Lola.Lin@airgas.com
             Les.Graff@airgas.com
Attention:  Lola F. Lin, Esq., General Counsel
                  Leslie J. Graff, Senior VP Corporate
Development
with a copy to (which shall not constitute notice):	Dilworth Paxson LLP 1500 Market Street Suite 3500E Philadelphia, Pennsylvania 19102 Telephone: (215) 575-7000 Fax: (215) 575-7200 E-mail: glaub@dilworthlaw.com Attention: Graham R. Laub, Esq.

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If to Buyer or Buyer Parent:	PO Box 1541 1 Blue Hill Plaza Pearl River, New York 10965 Telephone: (845) 735-6000 Fax: (845) 512-6070 E-mail: kzugibe@hudsontech.com Attention: Chairman & Chief Executive Officer
with a copy to (which shall not constitute notice):	Wiggin and Dana LLP Two Stamford Plaza 281 Tresser Boulevard Stamford, CT 06901 Telephone: (203) 363-7600 Fax: (203) 363-7676 Email: mgrundei@wiggin.com Attention: Michael Grundei, Esq.

Section 10.03   Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) any singular term used herein shall be deemed to include the plural, and any plural term the singular; and (e) any reference to a gender herein shall include all other genders. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Seller Disclosure Letter, Buyer Disclosure Letter, and Exhibits mean the Articles and Sections of, and Seller Disclosure Letter, Buyer Disclosure Letter and Exhibits attached or to be delivered pursuant to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Seller Disclosure Letter, Buyer Disclosure Letter, and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. References to “Dollars” or “$” shall mean U.S. dollars. References to dollar limits or thresholds in this Agreement or in the Seller Disclosure Letter shall not be deemed to imply that such dollar limits or thresholds are material.

Section 10.04   Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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Section 10.05   Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06   Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits, the Seller Disclosure Letter, and Buyer Disclosure Letter (other than an exception expressly set forth as such in the Seller Disclosure Letter or Buyer Disclosure Letter, as the case may be), the statements in the body of this Agreement will control.

Section 10.07   Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that Buyer and Buyer Parent may collaterally assign all or certain provisions of this Agreement or any interest herein to any of their financing sources (including without limitation the Lenders) without the prior written consent of any party hereto. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08   No Third-party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the Lenders and any other financing source in respect of the Debt Financing shall be express third-party beneficiaries solely with respect to the following sections, and may directly enforce solely with respect to the following sections: this Section 10.08 and Section 6.15(c), Section 8.02(d), the last sentence of Section 10.09, the last sentence of Section 10.10(a), the last sentence of Section 10.10(b) and the last sentence of Section 10.13.

Section 10.09   Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Notwithstanding the foregoing, Buyer shall obtain the prior consent of the parties to the Debt Financing Commitment with respect to any amendment, modification or waiver to any provision of this Agreement which the Lenders or any other financing source in respect of the Debt Financing is expressly made a third-party beneficiary pursuant to Section 10.08, and which amendment, modification or waiver materially adverse to the Lenders or such other financing source.

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Section 10.10   Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)               All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Notwithstanding the foregoing, each of the parties agrees that all disputes and proceedings (in contract, in tort, or otherwise) arising out of or related to the Debt Financing shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b)               ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE OR, IN THE EVENT THAT SUCH COURTS DO NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH LEGAL SUIT, ACTION OR PROCEEDING, IN THE CHANCERY COURT FOR THE STATE OF DELAWARE. EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTWITHSTANDING THE PREVIOUS SENTENCE, A PARTY HERETO MAY COMMENCE ANY ACTION OR PROCEEDING IN ANY COURT SOLELY FOR THE PURPOSE OF ENFORCING AN ORDER OR JUDGMENT ISSUED BY ONE OF THE COURTS. NOTWITHSTANDING THE FOREGOING, EACH OF THE PARTIES HERETO AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, SUIT OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OF THE LENDERS OR FINANCING SOURCE IN RESPECT OF THE DEBT FINANCING IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK, OR IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF). IN THE EVENT OF ANY TRIAL TAKING PLACE IN NEW YORK AS CONTEMPLATED BY THE PRIOR SENTENCE, EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO HAVE A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, TO THE EXTENT THE DISPUTE ARISES OUT OF OR RELATES TO ANY PROVIDER OF THE DEBT FINANCING, ANY RELATED DOCUMENTS, OR THE PERFORMANCE THEREOF.

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(c)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11   Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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Section 10.13   Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or action based on, in respect of or by reason of the transactions contemplated hereby. For the avoidance of doubt, Seller, the Company and their Affiliates shall not have any liability to the Lenders or any financing source in respect of the Debt Financing or their respective Affiliates or representatives in connection with this Agreement, the Debt Financing Commitment, or the transactions contemplated hereby or thereby. Further, subject to the rights of the parties to the Debt Financing Commitment or other definitive documents with respect to the Debt Financing, under the terms thereof, each party hereto (on behalf of itself and its Affiliates), solely in their respective capacities as parties to this Agreement, agrees not to commence any action or proceeding against any of the Lenders or financing source in respect of the Debt Financing or their respective Affiliates or representatives in connection with this Agreement or any Debt Financing Commitment, or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise.

Section 10.14   Buyer Parent Guaranty. Buyer Parent does hereby, jointly and severally, absolutely, unconditionally, continuously, and irrevocably guarantee, as primary obligor and not merely as surety, the due and prompt payment and performance of each of the representations, warranties, covenants, agreements, obligations and liabilities of Buyer under this Agreement and each of the other Transaction Documents.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:	AIRGAS, INC., a Delaware corporation
By /s/ Thomas M. Smyth__________ Name: Thomas M. Smyth Title: Chief Financial Offer

[Signatures continue on following page]

Signature Page to Stock Purchase Agreement

BUYER:	HUDSON HOLDINGS, INC., a Nevada corporation
By /s/ Kevin Zugibe____________________ Name: Kevin Zugibe Title: Chief Executive Officer

[Signatures continue on following page]

Signature Page to Stock Purchase Agreement

BUYER PARENT:	HUDSON TECHNOLOGIES, INC., a New York corporation
By /s/ Kevin Zugibe____________________ Name: Kevin Zugibe Title: Chief Executive Officer

Signature Page to Stock Purchase Agreement